UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14(A) INFORMATION

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Exchange Act of 1934 (Amendment No.    )

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LiveRamp Holdings, Inc.

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NOTICE OF ANNUAL MEETING

AND 2020 PROXY STATEMENT

www.virtualshareholdermeeting.com/RAMP2020
Tuesday, August 11, 2020 – 11:30 a.m. PDT

Notice of Annual Meeting of Stockholders

225 Bush Street, 17th Floor

San Francisco, CA 94104

866-352-3267

www.LiveRamp.com

Please join us for the 2020 Annual Meeting of Stockholders of LiveRamp Holdings, Inc. (the “Company”). The meeting will be held on August 11, 2020, at 11:30 a.m. PDT. Due to the public health impact of the COVID-19 outbreak, and to support the health and well-being of our stockholders and other meeting participants, our Annual Meeting of Stockholders (the “2020 Annual Meeting”) will be held in a virtual meeting format setting only. You may attend, vote and submit questions during the 2020 Annual Meeting via the Internet at www.virtualshareholdermeeting.com/RAMP2020.

The meeting will be held for the following purposes:

1.	To elect as directors the three nominees named in the attached Proxy Statement for a three-year term expiring in 2023;
2.	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers;
3.	To ratify the selection of KPMG LLP as the Company’s independent registered public accountant for fiscal year 2021; and
4.	To transact any other business that may properly come before the 2020 Annual Meeting or any postponement or adjournment thereof.

Only holders of the Company’s common stock of record at the close of business on June 15, 2020 are entitled to notice of and to vote during the 2020 Annual Meeting or any postponement or adjournment thereof. Details regarding the business to be conducted during the 2020 Annual Meeting are more fully described in the accompanying Proxy Statement.

By Order of the Board of Directors

Catherine L. Hughes

Corporate Governance Officer & Secretary

June 26, 2020

WHETHER OR NOT YOU PLAN TO ATTEND THE 2020 ANNUAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO RECORD YOUR VOTE PROMPTLY. PRIOR TO THE 2020 ANNUAL MEETING YOU MAY VOTE ON THE INTERNET, BY TELEPHONE OR BY MAIL.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on August 11, 2020:

The Company’s Proxy Statement and Annual Report on Form 10-K for fiscal year 2020 are available electronically at

https://investors.liveramp.com/financial-information and www.proxyvote.com.

LiveRamp Holdings, Inc. Notice of 2020 Annual Meeting and Proxy Statement

Proxy Statement

225 Bush Street, 17th Floor

San Francisco, CA 94104

866-352-3267

www.LiveRamp.com

This proxy statement (the “Proxy Statement”) is being furnished in connection with the solicitation of proxies by the Board of Directors of LiveRamp Holdings, Inc., a Delaware corporation (the “Company” or “LiveRamp”), to be used at its 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) to be held on August 11, 2020, at 11:30 a.m. PDT via the Internet at www.virtualshareholdermeeting.com/RAMP2020, and at any postponement or adjournment thereof. The Proxy Statement is being furnished to stockholders beginning on June 26, 2020. As a stockholder, you are invited to attend the 2020 Annual Meeting virtually via the Internet. You are entitled and requested to vote on the proposals described in the Proxy Statement. Please read the Proxy Statement carefully, then vote your shares promptly by telephone, by Internet, or by signing, dating and returning your proxy card.

Shares represented by properly executed proxies will be voted during the meeting. If a choice is specified by a stockholder, the proxy will be voted in accordance with that choice. If no choice is specified by a stockholder but the proxy is otherwise properly executed, the proxy will be voted in accordance with the recommendations of LiveRamp’s Board of Directors.

Questions and Answers about the Proxy Materials and the 2020 Annual Meeting

Q:	Who can vote at the 2020 Annual Meeting?
A:

Holders of record of LiveRamp common stock at the close of business on June 15, 2020 (the record date for the 2020 Annual Meeting) are entitled to vote their shares of common stock owned as of that date at the 2020 Annual Meeting or any postponement or adjournment thereof. On the record date for the 2020 Annual Meeting, there were 65,602,128 shares of the Company’s common stock outstanding and entitled to vote. A list of our stockholders will be available for review at our office at 301 Main Street, 2nd Floor, Little Rock, AR 72201 for at least 10 days prior to the 2020 Annual Meeting.

Q:	How many shares may I vote?
A:

You may vote all of the shares of LiveRamp common stock you held as of the record date, June 15, 2020, including shares held directly in your name as the stockholder of record, shares held for you as the beneficial owner in street name through a stockbroker or bank, and shares purchased through LiveRamp’s 401(k) Retirement Savings Plan and/or employee stock purchase plan.

Q:	How can I attend the 2020 Annual Meeting?
A:

You may attend the 2020 Annual Meeting virtually via the Internet. The meeting will be held on August 11, 2020, at 11:30 a.m. PDT. To attend virtually, log on to www.virtualshareholdermeeting.com/RAMP2020. While all LiveRamp stockholders will be permitted to listen online to the 2020 Annual Meeting, only stockholders of record and beneficial owners as of the close of business on the record date, June 15, 2020, may vote and ask questions during the meeting. In order to vote or submit a question during the meeting, you will need to follow the instructions posted at www.proxyvote.com and www.virtualshareholdermeeting.com/RAMP2020 and will need the control number included on your voting instruction form or proxy card. Broadridge Financial Solutions, Inc. is hosting the webcast of the 2020 Annual Meeting. Broadridge will have technicians ready to assist you with any technical difficulties you may have accessing the meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call Broadridge’s technical support number that will be posted on the virtual meeting platform log-in page.

LiveRamp Holdings, Inc. Notice of 2020 Annual Meeting and Proxy Statement    1

Q:	What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
A:

Beneficial owners. Most LiveRamp stockholders hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own name. If you hold your shares in street name, you are a “beneficial owner,” and a full set of the proxy materials together with a voting instruction form will be forwarded to you by your broker, bank or other nominee.

Stockholders of record. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered the “stockholder of record” with respect to those shares, and a full set of the proxy materials together with a proxy card, has been sent directly to you by LiveRamp.

Q:	How can I vote my shares?
A:	There are four ways to vote:

•

By Internet. You can submit a proxy over the Internet to vote your shares by following the instructions provided on the proxy card or voting instruction form accompanying the proxy materials you received.

•	By telephone. You can submit a proxy over the telephone following the instructions provided on the proxy card or voting instruction form accompanying the proxy materials you received.

•	By mail. You can submit a proxy by mail to vote your shares by completing, signing and returning the proxy card or voting instruction form accompanying the proxy materials you received.

•

During the meeting. If you are a stockholder of record or a beneficial owner as of the June 15, 2020 record date, you may vote virtually via the Internet during the 2020 Annual Meeting. If you desire to vote virtually via the Internet at the meeting, please follow the instructions for attending and voting during the 2020 Annual Meeting posted at www.virtualshareholdermeeting.com/RAMP2020. Beneficial owners must obtain a legal proxy from their broker, bank or other nominee to vote during the meeting. Follow the instructions from your broker, bank or other nominee included with your proxy materials, or contact your broker, bank or other nominee, to request a legal proxy. All votes must be received by the independent inspector of election before the polls close during the meeting.

Q:	How do I vote if I hold my shares as a participant in LiveRamp’s 401(k) Retirement Savings Plan?
A:

If you hold shares as a participant in LiveRamp’s 401(k) Retirement Savings Plan, you can vote your shares by Internet, telephone or mail by following the instructions provided in the voting instruction form accompanying the proxy materials you received. Your completed voting instructions, whether submitted by Internet, by telephone or by mail, must be received by 8:59 p.m. PDT on August 6, 2020 in order to allow sufficient time for your vote to be tabulated by the plan’s trustee. You also may revoke or change your voting instruction at any time prior to the cut-off time. Due to the tabulation requirements of the plan administrator, participants in LiveRamp’s 401(k) Retirement Savings Plan may not vote their shares during the meeting.

Q:	Can I change my vote?
A:

Any stockholder executing a proxy retains the right to revoke it at any time prior to the final vote at the 2020 Annual Meeting, except that participants in LiveRamp’s 401(k) Retirement Savings Plan may not revoke or change their voting instructions after 8:59 p.m. PDT on August 6, 2020. You may revoke your proxy and vote again by (i) delivering a notice of revocation or delivering a later-dated proxy to LiveRamp’s Corporate Secretary at LiveRamp Holdings, Inc., 301 Main Street, 2nd Floor, Little Rock, AR 72201; (ii) submitting another vote over the Internet or by telephone; or (iii) by attending and voting virtually via the Internet, during the 2020 Annual Meeting. However, your attendance during the 2020 Annual Meeting will not automatically revoke your proxy unless you specifically so request. A stockholder’s last vote is the vote that will be counted.

Q:	Who will count the votes?
A:	A representative of Broadridge Financial Solutions, Inc. will count the votes and will serve as the inspector of election.

Q:	What does it mean if I receive more than one proxy card or voting instruction form?
A:

If your shares are registered differently, or if they are held in more than one account, you will receive more than one proxy card or voting instruction form. Please follow the instructions on each proxy card or voting instruction form to ensure that all of your shares are voted. Please sign each proxy card exactly as your name appears on the card. For joint accounts, each owner should sign the proxy card. When signing as executor, administrator, attorney, trustee, guardian, etc., please print your full title on the proxy card.

Questions and Answers about the Proxy Materials and the 2020 Annual Meeting

Q:	What is the quorum requirement for the 2020 Annual Meeting?
A:

The presence virtually via the Internet or by proxy of the holders of a majority of the shares of common stock issued and outstanding as of the record date is required to establish a quorum at the 2020 Annual Meeting. If a quorum is established, each holder of common stock shall be entitled to one vote on each of the matters presented at the 2020 Annual Meeting for each share of common stock outstanding in his or her name on the record date.

Q:	What items of business will be presented at the 2020 Annual Meeting?
A:	The following matters will be presented for stockholder consideration and voting at the 2020 Annual Meeting:

1.	The election of three director nominees named in this Proxy Statement for a three-year term expiring in 2023;

2.	An advisory vote on the compensation of our named executive officers; and

3.	The ratification of KPMG LLP as the Company’s independent registered public accountant for fiscal year 2021.

Q:	What vote is required to pass each item of business?
A:	The stockholder vote required to approve each proposal is set forth below:

Proposal	Votes Required for Approval
1. Election of directors	Majority of votes cast for each nominee*
2. Advisory vote to approve executive compensation	Majority of votes cast*
3. Ratification of auditors	Majority of votes cast*

*	A majority of votes cast means that the number of votes cast “for” a director nominee’s election or a proposal must exceed the number of votes cast “against” it.

Director Resignation Policy. In an uncontested election, a nominee who does not receive a majority of the votes cast will not be elected, and the Board of Directors has established procedures under which any incumbent director who fails to receive a majority of the votes cast in his or her election will tender his or her resignation to the Board. The Board will act upon a tendered resignation within 90 days of the date on which the election results were certified and will promptly make public disclosure of the results of its actions.

Q:	How are proxies voted?
A:

All shares represented by valid proxies will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

Q:	What happens if I do not give specific voting instructions?
A:

Stockholders of record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, or you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2020 Annual Meeting.

Beneficial owners. If you are a beneficial owner of shares held in street name and do not vote at the 2020 Annual Meeting or provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

LiveRamp Holdings, Inc. Notice of 2020 Annual Meeting and Proxy Statement    3

Q:	Which items of business are considered “routine” and “non-routine”?
A:

The election of directors (Proposal No. 1) and the advisory vote regarding the Company’s executive compensation (Proposal No. 2), are considered non-routine matters under applicable rules and, therefore, a broker or other nominee may not vote on these matters without instructions from the beneficial owner. Consequently, there may be broker non-votes with respect to these proposals. On the other hand, the ratification of KPMG LLP (Proposal No. 3) is considered a routine matter, and a broker or other nominee may vote without instructions and broker non-votes are not expected to occur with respect to this proposal.

Q:	How are broker non-votes and abstentions treated?
A:

Broker non-votes and abstentions (which occur when a stockholder chooses to abstain from voting a proposal) are counted for purposes of determining whether a quorum is present. The effect of broker non-votes and abstentions on each of the proposals presented in this Proxy Statement is as follows:

Proposal	Broker Non-Votes	Abstentions
1. Election of directors	No effect	No effect
2. Advisory vote on executive compensation	No effect	No effect
3. Ratification of auditor	Not applicable	No effect

Q:	Who can help answer my questions?
A:

If you have any questions about the 2020 Annual Meeting or how to vote your shares, please contact The Proxy Advisory Group, LLC, which has been retained to assist us in the distribution and solicitation of proxies, by mail or by telephone at:

The Proxy Advisory Group, LLC

18 East 41st Street, Suite 2000

New York, New York 10017

212-616-2181

Election of Directors (Proposal No. 1 of the Proxy Card)

The number of members of the LiveRamp Board of Directors (“Board”) is currently set at nine and may be fixed from time to time by the Board in the manner provided in the Company’s bylaws. Our certificate of incorporation and bylaws provide for three classes of directors serving staggered three-year terms, with each class to be as nearly equal in number as possible. The terms of three current directors, Timothy R. Cadogan, William T. Dillard II and Scott E. Howe, expire at the 2020 Annual Meeting.

On May 15, 2020, Mr. Dillard informed the Board of his intention not to stand for re-election at the 2020 Annual Meeting. He will continue to serve for the remainder of his current term which ends on the date of the 2020 Annual Meeting. We acknowledge with gratitude Mr. Dillard’s thirty-two years of service on the Board and his many contributions to the Company and its management team. The Board’s Governance/Nominating Committee (“GNC”) has initiated a search for a new board member to fill the upcoming vacancy.

Upon the recommendation of the GNC, the Board has nominated Mr. Cadogan, Ms. Chow and Mr. Howe to stand for election as directors at the 2020 Annual Meeting. Each of the current Board nominees, with the exception of Ms. Chow, was elected at the 2017 Annual Meeting of Stockholders. Based on a recommendation from the GNC, the Board appointed Ms. Chow to the Board on February 11, 2020. Prior to her appointment, Ms. Chow was recommended to the GNC as a potential Board candidate by a third-party search firm engaged by the GNC to assist it in identifying and evaluating potential candidates to join the Board. Ms. Chow’s current term is scheduled to expire at the 2022 Annual Meeting of Stockholders, but in light of Mr. Dillard’s recent decision not to stand for re-election at the upcoming 2020 Annual Meeting, the Board nominated Ms. Chow in Mr. Dillard’s place for election by the stockholders to a three-year term ending at the 2023 Annual Meeting of Stockholders.

Unless otherwise directed, the individuals named in the accompanying form of proxy will vote that proxy for the election of the nominees, with each to hold office for a term of three years until the 2023 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The Board expects that each of the nominees will be available for election but, in the event that any of them is not available, proxies received will be voted for substitute nominees to be designated by the Board or, in the event no such designation is made, proxies will be voted for a lesser number of nominees.

In considering potential nominees for service on the LiveRamp Board, the GNC strives to identify individuals who are the best possible candidates to serve. Candidates are selected on the basis of their breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business and our business environment, and willingness to devote adequate time to Board duties. Board members are expected to have the highest personal and professional ethics, integrity and values, and to be committed to representing the long-term interests of the Company and its stockholders. They are also expected to have an inquisitive and objective perspective, practical wisdom, mature judgment, and a commitment to serve on the Board for an extended period of time in order to develop an in-depth knowledge of LiveRamp, its strategy, and its principal operations.

The GNC and Board seek candidates who demonstrate a willingness to evaluate management’s performance objectively and who have no activities or interests that could conflict with their responsibilities to LiveRamp. The GNC annually assesses the appropriate balance of skills and characteristics that are desired for the Board, and together with the full Board, strives to create a diversified membership. With respect to vacancies on the Board, the GNC believes that it is of paramount importance to seek qualified candidates who will provide more gender and ethnic diversity to the Board.

In connection with each nominee recommendation, the GNC considers the issue of continuing director tenure and attempts to ensure that the Board maintains an openness to new ideas and a willingness to critically examine the status quo. The Board does not believe that there should be term or age limits for directors. While such limits could help ensure that there are fresh ideas and viewpoints available to the Board, term and age limits nevertheless have the disadvantage of forcing the loss of the considerable contributions of those directors who have developed, over a period of time, a deep understanding of the Company and its operations and who are thus able to make increasingly valuable contributions to the Board. In addition, due to their familiarity with the Company, longer-term directors may not need to devote as much time to effectively executing their responsibilities as shorter-tenured Board members who may need to spend more time becoming familiar with the business of the Company and the industry within which it operates. In lieu of term or age limits, the GNC, as part of its annual board evaluation process, assesses each sitting director’s potential continuing contributions to the Board based upon the results of annual individual peer-to-peer reviews.

LiveRamp Holdings, Inc. Notice of 2020 Annual Meeting and Proxy Statement    5

Nominees and Continuing Directors

Set forth below is biographical information for each nominee standing for election at the 2020 Annual Meeting, as well as for each director who will continue to serve as a director of the Company after the 2020 Annual Meeting. The following descriptions also outline each person’s background and qualifications that qualify him or her to serve on the Company’s Board.

Nominees for Director with Terms Expiring in 2023

Mr. Cadogan is the chief executive officer of GoFundMe, the world’s largest social fundraising platform. Prior to assuming this position in March 2020, he was chief executive officer of OpenX Technologies, Inc., a leading provider of digital advertising technology, enabling businesses to manage and maximize their advertising revenue. Mr. Cadogan continues to serve OpenX as its chairman of the board. From 2003–2008 Mr. Cadogan served as senior vice president of Global Advertising Marketplaces at Yahoo! (NASDAQ: YHOO) where he oversaw the primary advertising product lines including display, search and video. Previously at Yahoo!, he was vice president of search where he was responsible for both the consumer search and the paid search businesses. Prior to joining Yahoo!, Mr. Cadogan was vice president of search at Overture (formerly GoTo.com), a consultant at The Boston Consulting Group, and a consultant at McKinsey & Company. He holds a BSc degree from The London School of Economics, an MPhil degree in international relations from Oxford University, and an MBA from Stanford University.

Skills and Qualifications

Mr. Cadogan’s qualifications to serve on the Board include his extensive experience in the fields of digital advertising and technology as well as his years of management experience. His twelve years as a chief executive officer qualify him to serve as chair of the Governance/Nominating Committee and provide extensive insight into managing complex business operations and overseeing business risk.

Timothy R. Cadogan
Age 50 Director since 2012 Committees: Compensation Governance/Nominating (Chair)

Ms. Chow is the chief accounting officer of DocuSign, Inc (NASDAQ: DOCU), an agreement cloud company, where she is responsible for accounting, sales compensation, internal audit, tax and treasury. Prior to joining DocuSign in November 2013, she served for five years as the VP, Worldwide Controller for Electronic Arts Inc. (NASDAQ: EA), a leading publisher of video games. Prior to that, she held VP and Corporate Controller positions at Restoration Hardware (NYSE: RH), a home furnishings retailer, and Thermage, Inc., a medical device manufacturer. Previously, she held leadership positions at Fair, Isaac & Company, Inc. (NYSE: FICO), Calypte Biomedical Corporation and Nextel Communications. Ms. Chow started her career at Arthur Andersen & Co., a public accounting partnership, where she served various clients in the audit and financial services consulting practices. Ms. Chow holds a bachelor of science degree in accounting from Lehigh University. She is a certified public accountant (inactive) in the State of California.

Skills and Qualifications

Ms. Chow’s extensive background in financial management and accounting, tax, treasury and internal audit functions qualifies her to serve on the Company’s Audit/Finance Committee. Based on her experience and expertise, Ms. Chow is deemed to be an “audit committee financial expert,” as defined by the rules of the SEC.

Vivian Chow
Age 53 Director since 2020 Committee: Audit/Finance

Election of Directors

Mr. Howe joined the Company in 2011 as its Chief Executive Officer and President. Prior to joining the Company, he served as corporate vice president of Microsoft Advertising Business Group from 2007–2010. In this role, he managed a multi-billion-dollar business encompassing all emerging businesses related to online advertising, including search, display, ad networks, in-game, mobile, digital cable and a variety of enterprise software applications. Mr. Howe was employed from 1999–2007 as an executive and later as a corporate officer at aQuantive, Inc. where he managed three lines of business, including Avenue A | Razorfish (a leading Seattle-based global consultancy in digital marketing and technology), DRIVE Performance Media (now Microsoft Media Network), and Atlas International (an adserving technology now owned by Facebook). Earlier in his career, he was with The Boston Consulting Group and Kidder, Peabody & Company, Inc. He previously served on the boards of Blue Nile, Inc., a leading online retailer of diamonds and fine jewelry, and the Internet Advertising Bureau (IAB). He is a magna cum laude graduate of Princeton University, where he earned a degree in economics, and he holds an MBA from Harvard University.

Skills and Qualifications

The Board believes it is important for LiveRamp’s chief executive officer to serve as a member of the Board, as the CEO is in a unique position to understand the challenges and issues facing the Company. Among Mr. Howe’s qualifications are his demonstrated leadership skills and his prior work experience, including over a decade of corporate leadership in the digital advertising industry, which qualify him to serve both as CEO and as a director.

Scott E. Howe
Age 52 Director since 2011 Committee: Executive (Chair)

Directors Whose Terms Expire in 2022

Since 2001, Mr. Fox has been an independent consultant. From 2000–2001, he was president and chief operating officer of CyberSafe Corporation, a global security software provider, where he was responsible for the overall financial services and operations of the company. From 1998–2000, Mr. Fox was chief financial officer and a member of the board of directors of Wall Data, a developer of enterprise software products and associated application tools, where he was responsible for the company’s finances, operations, and human resources activities. Previously Mr. Fox spent 28 years at EY, a global accounting firm, last serving as managing partner of EY’s Seattle office from 1995–1997. He currently serves on the board of directors of Pinnacle West Capital Corporation (NYSE: PNW), an energy holding company; frontdoor, Inc. (NASDAQ: FTDR), a home services company; and Univar Inc. (NYSE: UNVR), an international chemical distributor. Previously, he served on the boards of ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of residential and commercial services; Pendrell Corporation (NASDAQ: PCO), an intellectual property investment and advisory firm; Flow International (NASDAQ: FLOW), a machine tool manufacturer; Shurgard Self Storage until its merger with Public Storage in 2006; aQuantive, Inc. until it was acquired by Microsoft in 2007; Orbitz Worldwide until 2011; and PopCap until it was acquired by Electronic Arts in 2011. He previously was a member of the Board of Visitors of the Fuqua School of Business at Duke University and was a director of Premera Blue Cross and HonorHealth, an Arizona Hospital System. Mr. Fox holds a bachelor’s degree in business administration from Ohio University and an MBA from the Fuqua School of Business at Duke University, where he was a Fuqua Scholar. He is a certified public accountant in the State of Washington.

Skills and Qualifications

Mr. Fox’s financial, accounting and management expertise qualifies him to serve on our Board and to serve as chair of the Audit/Finance Committee. As a result of his extensive accounting and financial management experience, Mr. Fox has a deep understanding of financial reporting processes, internal accounting and financial controls, independent auditor engagements, and other audit committee and board functions. As a certified public accountant, and based on his extensive financial and accounting expertise and management experience, Mr. Fox is deemed to be an “audit committee financial expert,” as defined by the rules of the SEC. Additionally, his management experience across a diverse array of industries, including several technology and software companies, enables him to offer the Board a broad perspective on the challenges and opportunities facing the Company.

Richard P. Fox
Age 72 Director since 2012 Committees: Audit/Finance (Chair), Executive

LiveRamp Holdings, Inc. Notice of 2020 Annual Meeting and Proxy Statement    7

Mr. Kokich, the Non-Executive Chairman of the Board, is currently working as a consultant. He served as executive chairman of the board of directors of Marchex, Inc. (NASDAQ: MCHX), a mobile and online advertising company based in Seattle, from 2015–2016 and as chief strategy officer of Marchex from 2013–2015. For the prior 14 years Mr. Kokich was an executive at Razorfish, a leading Seattle-based global consultancy in digital marketing and technology, serving most recently as chairman of the board. Prior to joining Razorfish, he was CEO of Calla Bay, Inc. and was previously director of sales and marketing for a division of McCaw Cellular Communications. In his early career he spent 12 years in traditional advertising, including the position of executive vice president/managing director for Cole & Weber, a division of Ogilvy & Mather. He is a director of Power Digital Marketing, a full service digital marketing consultancy based in San Diego. He previously served as a director of Childhaven, a Seattle children’s charity, and Rocket Fuel Inc. (NASDAQ: FUEL), an advertising technology company, until its merger in 2017 into Sizmek, a privately held company. Mr. Kokich holds a bachelor’s degree in finance from the University of Oregon.

Skills and Qualifications

Mr. Kokich’s qualifications to serve on our Board include his background in the field of digital marketing and technology, his experience in traditional marketing, and his years of management experience. This combination of experience in both management and marketing allow him to understand the Company’s challenges in a global marketplace. Mr. Kokich also brings technological expertise to the Board gained through his service with Marchex, Inc., Rocket Fuel Inc., Razorfish and other technology companies. His long-term experience as a director qualify him to serve as the Non-Executive Chairman of the Board.

Clark M. Kokich
Age 68 Director since 2009 Chairman of the Board since 2019 Committees: Governance/Nominating, Executive

Directors Whose Terms Expire in 2021

Mr. Battelle is an entrepreneur, journalist, professor and author who has founded or co-founded various online, conference, magazine and other media businesses. He is the co-founder and serves as CEO of Recount Media Inc., a NY-based media platform, and as chair of the board of directors of Sovrn Holdings, Inc., a programmatic advertising and publisher platform that connects publishers with monetization solutions. He is also an Adjunct Professor and Senior Research Scholar at Columbia University. Previously, he was the founder/executive chair and CEO of NewCo Platform, Inc., a disruptive conference and media platform. In 2005, Mr. Battelle founded the Internet media company Federated Media Publishing, where he served as chairman and CEO until its sale to LIN Media in 2014. He founded and served as executive producer of the Web 2 Summit and maintains Searchblog, an ongoing daily site which covers the intersection of media, technology and culture. From 2001–2004 he occupied the Bloomberg chair in Business Journalism for the Graduate School of Journalism at the University of California, Berkeley. He was the founder and served from 1997–2001 as chairman and CEO of Standard Media International (SMI) and as publisher of The Industry Standard and TheStandard.com. Prior to that, he was a co-founding editor of Wired magazine and Wired Ventures. Mr. Battelle previously served on the board of directors of the Internet Advertising Bureau and was a founding board member of the Online Publishers Association. In 2005, he authored The Search: How Google and Its Rivals Rewrote the Rules of Business and Transformed Our Culture (Penguin/Portfolio), an international bestseller published in more than 25 languages. He is considered to be an expert in the field of media and technology, and has appeared on national and international news channels such as CBS, BBC, CNN, PBS, Discovery and CNBC. Honors and awards include: “Global Leader for Tomorrow” and “Young Global Leader” by the World Economic Forum in Davos, Switzerland; a finalist in the 2000 “Entrepreneur of the Year” competition by Ernst & Young; “Innovator – One of Ten Best Marketers in the Business” by Advertising Age; and one of the “Most Important People on The Web” by PCWorld. Mr. Battelle holds a bachelor’s degree in anthropology and a master’s degree in journalism from the University of California, Berkeley.

Skills and Qualifications

As an entrepreneur with an extensive background in digital publishing and digital advertising, Mr. Battelle provides the Board with a unique blend of media-related and digital experience that assists the Company in executing its growth strategy. In addition, his operational and advisory roles with various media businesses qualify him to serve on the Board.

John L. Battelle
Age 54 Director since 2012 Committee: Governance/Nominating

Election of Directors

Mr. Henderson is the founder and principal of Hold The Eye Images, Inc., a video, photographic and applications business. Over the past 10 years, he has served as chief executive officer of Bestline Research and as chief operations officer of Netflix Inc. (NASDAQ: NFLX), as well as worked as a consultant. From 1998 until his retirement from the United States Postal Service (USPS) in 2001, Mr. Henderson served as the 71st Postmaster General of the United States Postal Service, the second career employee to lead the world’s largest postal system. From 1994 until his appointment as Postmaster General and chief executive officer of the USPS, he served as its chief operating officer. From 1992–1994, he served the USPS as vice president of employee relations, then became chief marketing officer and senior vice president. In 1997, Mr. Henderson received the USPS’ John Wanamaker Award, and in 1998 he received American University’s Roger W. Jones Award for Executive Leadership. In 1998, Mr. Henderson also received an honorary Mailing Excellence Award from the National Postal Forum for his work with the nation’s professional mailing industry. From 2001 – 2017 Mr. Henderson was a director of comScore, Inc. (OTCMKTS: SCOR). He also previously served on the advisory boards of the Committee for Economic Development and Nature’s Best magazine. He is a fellow with the National Academy of Public Administration. Mr. Henderson holds a bachelor’s degree in industrial relations from the University of North Carolina at Chapel Hill and was awarded an honorary Doctor of Philosophy in Quality Systems Management degree by the National Graduate School of Quality Management, Falmouth, Massachusetts. He served in the U.S. Army.

Skills and Qualifications

Mr. Henderson’s knowledge of the direct marketing industry and his experience as Postmaster General, and more recently as an officer of and advisor to high-tech companies, qualify him to serve on our Board. His management background and his experience chairing the compensation committee of another public company particularly qualify him to serve as LiveRamp’s Compensation Committee chair, and his service on the board of another high-tech public company in the marketing arena allows him to provide additional value to the LiveRamp Board.

William J. Henderson
Age 73 Director since 2001 Committee: Compensation (Chair)

Ms. Tomlin is the chief marketing officer and head of global communications of NortonLifeLock Inc. (NASDAQ: NLOK), formerly Symantec (NASDAQ: SYMC). Prior to joining Symantec in February 2019, Ms. Tomlin served for seven years as EVP, chief marketing, distribution and customer officer for CSAA Insurance Group (“CSAA”), a major provider of AAA-branded insurance, leading all aspects of marketing, customer experience and data strategies. During her tenure, she also led distribution and enterprise strategy. From 2007–2012, Ms. Tomlin held several senior leadership positions, including vice president of marketing, with Capital One Financial Corp. (NYSE: COF), where she headed commercial banking, retail marketing and sponsorships. She led Capital One’s regional marketing effort, leveraging the footprint and deep community roots of the bank’s local markets. Prior to that role, she led the marketing strategy for Capital One’s national small business credit cards. Before joining Capital One, Ms. Tomlin held the roles of senior marketing officer and head of corporate brand for USAA Insurance Company, where she designed and delivered industry-recognized programs in marketing and customer management. Prior to USAA, she held numerous marketing positions, including chief marketing officer at LOMA, an Atlanta-based international organization that provides consulting services for distribution, operational management, and education training for global financial services companies. Ms. Tomlin is a former member of the board of directors of the YMCA of San Francisco and the Amyotrophic Lateral Sclerosis (ALS) Society of Georgia. She is also active in numerous marketing organizations and has been repeatedly honored by the San Francisco Business Times as one of the Bay Area’s Most Influential Women in Business. Ms. Tomlin holds a bachelor’s degree in English from Siena College and a master’s degree in political science from North Carolina State University.

Skills and Qualifications

As the chief marketing officer and head of global communications of one of the world’s leading cyber security firms and as the previous CMO of one of the country’s top insurance companies, Ms. Tomlin’s extensive marketing background qualifies her to serve on our Board. In addition, her in-depth knowledge of two of the Company’s primary client industries, insurance and banking, offer opportunities for the LiveRamp Board to obtain insights into the Company’s strategies from a customer perspective.

Debora B. Tomlin
Age 51 Director since 2016 Committees: Audit/Finance, Compensation

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF MR. CADOGAN, MS. CHOW AND MR. HOWE AT THE 2020 ANNUAL MEETING.

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Corporate Governance

Our Board believes that good corporate governance is important to ensure that LiveRamp is managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted. Complete copies of our corporate governance principles, Board committee charters, codes of conduct and stock ownership guidelines are available on the Company’s website at www.LiveRamp.com, or you may request a printed copy of them by sending a written request to the Corporate Secretary at LiveRamp Holdings, Inc., 301 Main Street, 2nd Floor, Little Rock, AR 72201.

LiveRamp’s management and the Board closely monitor corporate governance developments and will continue to evaluate their duties and responsibilities with the intention of complying with all applicable laws, rules and regulations.

Director Independence

Our corporate governance principles require that a majority of the Board be “independent” as defined by the rules of the New York Stock Exchange (the “NYSE”). To be considered independent under our corporate governance principles and the NYSE rules, the Board must affirmatively determine that a director does not, except as a director or shareholder, have a direct or indirect material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making that determination, the Board must consider all relevant facts and circumstances, including information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the Company’s management. To assist the Board in determining whether a particular relationship a director has with the Company is a material relationship that would impair the director’s independence, the Board has established the following categorical standards and determined that the following relationships are deemed to be immaterial and would not in and of themselves impair a director’s independence:

•

a director, or his or her family member, is a partner, shareholder, officer, employee or director of a company that makes payments to, or receives payments from, the Company or any of its subsidiaries for property or services (other than accounting, consulting, legal, investment banking or financial advisory services) in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available either to similarly situated customers or current employees in an amount which, in any of the last three fiscal years, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenue;

•

a director, or his or her family member, serves as an executive officer, director or trustee of a charitable organization and the charitable contributions made or pledged by the Company, its subsidiaries and any foundation sponsored by or associated with the Company or its subsidiaries to such charitable organization in any of the last three fiscal years do not exceed, in the aggregate, the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues; and

•

a director’s relationship arising from (i) only such director’s position as a director of another corporation or organization; (ii) only such director’s direct or indirect ownership of a 5% or less equity interest in another corporation or organization (other than a partnership); (iii) both such position and such ownership; or (iv) such director’s position only as a limited partner in a partnership in which he or she has an interest of 5% or less.

The Board has determined that all of the Company’s current non-employee directors qualify as independent directors under applicable NYSE listing standards and SEC rules. In making these determinations, the Board reviewed the directors’ relationships, if any, with LiveRamp and affirmatively determined that there are no relationships or other factors which would impair any director’s ability to exercise independent judgment in carrying out his or her responsibilities as a director. In determining the independence of each non-employee director, the Board considered and deemed immaterial to such individual’s independence any transactions that met the categorical standards set forth above. Additionally, the Board considered that, during the last completed fiscal year, the Company purchased data and services from Sovrn Holdings, LLC, of which director John L. Battelle serves as board chair and is a minority shareholder. The Board determined that such transaction did not impair Mr. Battelle’s independence. There are no family relationships among any of our directors or executive officers.

Corporate Governance

Board Leadership Structure

Our corporate governance principles give the Board the discretion to either separate or combine the positions of chief executive officer and chairman. Since 2007, these positions have been separated. The Board believes that separating the positions improves the ability of the Board to exercise its oversight role over management by having a director who is not an officer or member of management serve in the role of chairman. Appointing an independent chairman also simplifies our corporate governance structure by allowing the chairman to convene executive sessions with the independent directors and dispensing with the need for another director to discharge the role of lead independent director. Separation of the two roles also enhances our corporate governance profile. Mr. Kokich is currently serving as the non-executive chairman of the Board. His previous executive and board experience provide him with key skills in working with the other directors, understanding board processes and functions, responding to the financial, strategic and operational challenges and opportunities of our business, and overseeing management.

Board and Stockholder Meetings

Quarterly meetings of the Board are held to review the Company’s strategy, financial performance, enterprise risks and significant developments, and to act on matters requiring Board approval. If issues arise that require the full Board’s attention between regularly scheduled meetings, special meetings are called or action is taken by written consent. Time is allotted at the end of each Board and committee meeting for the independent directors to meet in executive session outside the presence of management. Directors are expected to spend the time needed and to meet as frequently as necessary to properly discharge their responsibilities and to attend and fully participate in Board meetings and meetings of committees upon which they serve. For all non-telephonic meetings, directors are expected to attend in person in the absence of extraordinary circumstances. Likewise, directors are expected to attend the annual meetings of stockholders, either virtually or in person. In the event of a director’s repeated lack of attendance or failure to fully participate in meetings of the Board and/or the committees upon which he or she serves, the Chairman of the Board and/or the chair of the GNC will discuss the matter with the director in question. Following such discussion, the GNC will review the continued appropriateness of Board membership under the circumstances, and the affected director is expected to act in accordance with the recommendation of the GNC.

During the last fiscal year, the Board of Directors met eight times and took action by unanimous written consent one time. All of the directors attended 75% or more of the meetings of the Board and of the committees on which they served during the past fiscal year. At the 2019 Annual Meeting of Stockholders, seven directors (Messrs. Battelle, Cadogan, Fox, Henderson, Howe and Kokich, and Ms. Tomlin) were in attendance.

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Committees of the Board of Directors

The Board currently has four standing committees: Audit/Finance, Compensation, Executive, and Governance/Nominating. A description of each committee is set forth below. Current members of each standing committee and the number of meetings held (or actions taken by unanimous written consent in lieu of a meeting) by each committee during fiscal 2020 are as follows:

Committee Memberships
Board Member	Audit/ Finance	Compensation		Executive		Governance/ Nominating

John L. Battelle	-		-		-

Timothy R. Cadogan	-				-

Vivian Chow		-		-		-

William T. Dillard II		-		-		-

Richard P. Fox		-				-

William J. Henderson	-				-

Scott E. Howe	-		-				-

Clark M. Kokich, Chairman	-	-

Debora B. Tomlin				-		-

Meetings held in fiscal 2020	8		6		0		4

Written consents in fiscal 2020	0		3		0		0

  Member        Chairperson

Audit/Finance Committee. The members of the Audit/Finance Committee currently are Mr. Fox (Chair), Ms. Chow, Mr. Dillard and Ms. Tomlin, each of whom is deemed independent under New York Stock Exchange (“NYSE”) listing standards and SEC rules. The Board has determined that each member of the Audit/Finance Committee meets the NYSE financial literacy requirements and that Mr. Fox, Ms. Chow and Mr. Dillard each qualify as “audit committee financial experts” as defined by SEC rules. Other than Mr. Fox, none of the members of our Audit/Finance Committee currently serve on more than three public company audit committees. Mr. Fox currently serves on the audit committees of four public companies, including LiveRamp. Our Board has discussed with Mr. Fox the time and effort required to be devoted by him to his service on these committees and has affirmatively determined that such services do not impair his ability to serve as an effective member of our Audit/Finance Committee.

The Audit/Finance Committee assists the Board in overseeing LiveRamp’s financial statements and financial reporting process; systems of internal accounting and financial controls; independent auditors’ engagement, performance, independence, and qualifications; internal audit function; disclosure controls and procedures; and legal, regulatory compliance, and ethics programs as established by management and the Board. In addition, the committee monitors all major financial matters pertaining to the Company, assists the Board in long-range financial planning, and makes recommendations regarding the Company’s capital and debt structure. It oversees the management of certain of LiveRamp’s risks, including the Company’s exposures in the areas of finance and accounting, legal, regulatory and ethical compliance, internal controls, IT security, cybersecurity, insurance coverages, business continuity plans, and the implications, if any, on the civil rights of protected classes of individuals and the potential impact of such issues on the Company’s business, operations and reputation. It recommends and prioritizes capital and financial commitments, monitors related performance measurements, and reviews annual operating and capital budgets. The committee also reviews the Company’s large capital and unbudgeted expenditures, proposed acquisitions and divestitures, and hedging, dividend and tax policies. In addition, the committee is charged with reviewing and approving any transaction required to be disclosed as a related-party transaction under SEC rules and regulations. The committee’s charter specifies that no related-party transaction will be approved unless it is deemed by the committee to be commercially reasonable and in the best interests of, or not inconsistent with the best interests of, the Company.

Corporate Governance

Compensation Committee. The members of the Compensation Committee currently are Mr. Henderson (Chair), Mr. Cadogan and Ms. Tomlin, each of whom is deemed independent under NYSE listing standards.

The Compensation Committee assists the Board in fulfilling its oversight responsibility related to compensation programs, plans and awards for LiveRamp’s executive officers, and it administers the Company’s equity-based compensation plans. The committee reviews and makes recommendations to the full Board regarding the annual goals and objectives for the CEO and makes a recommendation to the full Board regarding the CEO’s compensation. The committee annually sets the compensation of the Company’s executive officers, and it reviews all of the Company’s compensation plans periodically. The committee also considers any risks associated with the plans and determines whether they are philosophically aligned with the executive officers’ compensation programs. In addition, the Compensation Committee establishes the share ownership guidelines applicable to the Company’s senior executives and the Board; evaluates the competitiveness and appropriateness of the Company’s change of control policies, severance practices, retirement plans, deferred compensation programs, and senior leadership benefits and perquisites; oversees the creation or revision of any clawback policies allowing the Company to recoup compensation paid to employees; designates which companies are to be included in the Company’s annual compensation peer group; considers the impact of tax and accounting rule changes upon the Company’s compensation plans and policies; and oversees the Company’s compliance with SEC rules and regulations regarding stockholder approval of executive compensation matters. The committee has the authority to retain advisors to assist with the work of the committee as it deems necessary and appropriate.

Executive Committee. The members of the Executive Committee currently are Messrs. Howe (Chair), Fox and Kokich. While the Executive Committee is authorized under its charter to implement the policy decisions of the full Board and to handle routine matters that arise during the interim periods between Board meetings, in practice this committee acts only when specifically instructed by the full Board to handle a specific matter.

Governance/Nominating Committee. The members of the GNC currently are Messrs. Cadogan (Chair), Battelle and Kokich, each of whom is deemed independent under NYSE listing standards.

This committee is responsible for reviewing and making recommendations to the Board with regard to corporate governance principles, management succession planning, structure of Board committees, compensation of directors, ethics compliance programs, director orientation, and director education programs. In addition, the GNC reviews the adequacy of the Company’s ethics compliance programs, and it oversees the management of the Company’s risks related to governance and executive succession planning. The GNC evaluates the independence of directors and director nominees vis-a-vis the independence requirements of the NYSE, the rules and regulations of the SEC, and other applicable laws.

The GNC conducts an annual evaluation process whereby individual interviews are conducted with each Board member to assess the performance of (i) the Board as a whole, (ii) the committees of the Board, (iii) the Board and committee chairs, and (iv) individual directors, including peer-to-peer evaluations and self-evaluations. The Chairman of the Board then provides feedback to the individual directors, and the recommendations resulting from each annual evaluation are discussed at the next quarterly Board meeting.

The GNC is also responsible for screening and recommending qualified candidates to the Board for membership and for annually recommending to the Board the nominees for director to be submitted for election at each annual meeting of the Company’s stockholders. All nominations or appointments to the Board are approved by the full Board. Potential Board candidates are identified through various methods, including recommendations from directors, management and stockholders. The committee has the authority to retain search firms to identify director candidates and to approve the search firm’s fees and other retention terms. The committee regularly reviews the appropriate skills and characteristics required of Board members. In reviewing potential candidates, the GNC considers applicable board and committee independence requirements imposed by the various committee charters, NYSE listing standards and applicable law. The committee also considers the number of other boards and committees on which a director candidate serves.

As noted above under the section entitled “Election of Directors,” the GNC and Board seek directors who possess the highest personal and professional integrity, ethics and values, are committed to representing the long-term interests of the stockholders, and have an objective perspective and mature judgment. Among the various criteria for selection as a Board member are the level of a potential candidate’s experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to Board duties,

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and a commitment to serve on the Board for an extended period of time in order to develop an in-depth knowledge of the Company, its strategy and its principal operations. The GNC and Board seek candidates who demonstrate a willingness to evaluate management’s performance objectively and who have no activities or interests that conflict with their responsibilities to LiveRamp.

The GNC is responsible for assessing the appropriate balance of skills and characteristics required of Board members. Nominees for director must meet the qualifications set forth in our corporate governance principles and the GNC charter, pursuant to which the Board and committee are mandated to use reasonable efforts to attract a diversified membership and to endeavor to have a Board representing diverse experience at policy-making levels in business, government, education and technology. The GNC continually seeks to identify potential candidates who would enhance the gender and ethnic diversity of the Board and is currently focused on recruiting an additional female board candidate in order to comply with the standards set forth by California law for public companies headquartered in that state. All director nominees must agree to comply with the Board’s code of business conduct and ethics, a copy of which is posted in the “Investors – Corporate Governance – Codes of Ethics” section of our website at www.LiveRamp.com.

In accordance with the terms of the Company’s corporate governance principles, any nominees proposed by stockholders will be evaluated by the GNC in the same manner as nominees proposed by other sources. To be considered by the GNC, a stockholder nominee must be submitted to the corporate secretary at the address and within the time frame specified under the section of this Proxy Statement below entitled “Stockholder Proposals.” It is the policy of the Board that representatives of institutional investors may be considered for Board membership so long as the institution (a) does not own or control significant holdings (i.e., more than 5% of the total outstanding shares or other equity units) in businesses that are competitive with the Company; (b) fully discloses, on an ongoing basis, any currently existing and/or reasonably foreseeable conflicts of interest with the Company and/or its other stockholders; and (c) agrees to comply with the Company’s stock trading guidelines applicable to directors and senior members of management, as currently in force or as may be in force in the future.

Other Committees. In addition to the standing committees described above, the Board may establish other committees, including additional standing committees or ad hoc committees to deal with a particular event or process.

Responsibility for Risk Management

Management has primary responsibility for identifying and managing risks facing LiveRamp, subject to the oversight of the Board. The CEO brings key business risks to the attention of the Board, generally in the context of the Company’s strategic and operating plans. The Company’s director of risk management and the internal audit team, together with outside expert consultants, prepare reports used by the Audit/Finance Committee to analyze the most serious enterprise risks facing the Company and to prioritize the items to be addressed in the annual internal audit plan. The Company’s director of risk management and the internal audit team prepare risk assessments by conducting interviews and surveys with members of management across the Company and with the Audit/Finance Committee members to identify individual process and enterprise risks.

The committees of the Board assist in discharging the Board’s risk oversight role by performing certain subject matter responsibilities. Risks regarding financial, accounting and legal issues, compliance and internal controls, IT security, insurance coverages and business continuity are overseen by the Audit/Finance Committee. Risks related to the Company’s compensation programs are overseen by the Compensation Committee. Risks associated with governance and executive succession planning are overseen by the GNC. The full Board, however, retains full oversight responsibility for all subject matters, regardless of whether any particular subject matter is assigned to a committee. At each quarterly meeting, the Board receives a verbal summary of risk-related matters discussed in each of the committee meetings. All directors have access to the minutes of all committee meetings. The full Board is responsible for the overall risk assessment and management process and also directly oversees risks associated with the Company’s strategic plan, operating plan, products and services, human resources and organizational issues.

The Board’s administration of its risk oversight role has not specifically affected the Board’s leadership structure. In establishing the Board’s current leadership structure, risk oversight was one factor among many factors considered, and the Board believes that the current leadership structure is conducive to and appropriate for its risk oversight role. The

Corporate Governance

Board regularly reviews its leadership structure and evaluates whether such structure, as well as the Board as a whole, is functioning effectively. If in the future the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight role, it may make any changes it deems appropriate.

Hedging Policy

The Company strongly discourages its employees from engaging in hedging and monetization transactions. Hedging or monetization transactions can be accomplished through the use of various financial instruments, including prepaid variable forwards, equity swaps, collars and exchange funds. These transactions may permit continued ownership of Company stock without the full risks and rewards of ownership. When that occurs, a person entering into this type of transaction may no longer have the same objectives as LiveRamp’s other stockholders. Company policy requires that any transactions of this type must be pre-cleared in writing by LiveRamp’s chief legal officer or corporate governance officer following those officers’ consultation with the chairperson of the Audit/Finance Committee of the Company’s Board of Directors.

Communication with Directors

Stockholders and other interested parties may contact the Board of Directors, a Board committee, a particular group of directors (e.g., our independent directors), or individual members of the Board, including the Chairman of the Board, via the Company’s website, www.LiveRamp.com, by visiting the Board page under the “About Us” section of the site, or by visiting https://secure.ethicspoint.com/domain/media/en/gui/40223/index.html. Communications relating to concerns about LiveRamp’s accounting, internal accounting controls, or auditing matters will be referred to members of the Audit/Finance Committee. Incoming messages are monitored by Navex Global, an international ethics and compliance software and solution provider.

Corporate Responsibility

At LiveRamp, we believe connected data has the power to change the world. Making meaningful connections with data can unleash a wave of innovation that transforms industries and societies, which can create a better future for us all. We also believe that investing in our employees and the communities where we do business is foundational to building an exceptional corporate culture and driving long-term business success. Our primary company value is Above All, We Do What’s Right, and this mindset extends across all areas of our business. We are committed to leading in the areas of data governance, advancing equality, fostering employee success, and building a sustainable future.

Data Security and Privacy. At LiveRamp, data governance is not just something we do – it is part of who we are. We believe that trust is the foundation of all relationships. To build the trust of those we serve, LiveRamp is committed to stewarding our data and our customers’ data, putting consumer privacy first and protecting our data systems from external threats. Ensuring that we protect the data that we’re entrusted with, and the privacy of those we deal with, is critical to our success.

Data Security. We understand that protecting our customers’ data is at the foundation of enabling our customers and partners to build exceptional experiences and relationships with their end-customers. To do this, we leverage our best-in-class security infrastructure and security program.

Our program is designed to reduce risk in alignment with business goals by establishing and leading the execution of a comprehensive security strategy that includes:

•	Developing, implementing, and enforcing the cyber security framework

•	Informing and training employees on cyber security

•	Monitoring and assessing security processes and systems

•	Detecting and responding appropriately to security incidents

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•	Taking appropriate steps to prevent the occurrence or reoccurrence of any such incidents

•	Integrating with Risk and Compliance stakeholders at the enterprise and division levels

Data Privacy. A culture of accountability is essential to succeed in a data-driven world and is the only path to driving business value long term.

Our world-class data ethics program, led by our Chief Data Ethics Officer, ensures we operate in compliance with jurisdictional laws, co-regulation developed by industry self-regulatory groups, and our own rigorous standards for ethical practices. Through the application of data ethics, we are committed to diligently working to detect and prevent uses which are neither just or fair, and to ensure that permitted uses of data create value for all stakeholders.

Data for Good. In addition to powering better customer experiences, we believe that data, when harnessed for good, can be used to solve some of society’s biggest challenges and shape our world for the better. As part of the Data for Good program, we partner, on a pro-bono basis, with companies who leverage data for social good. For example, we’ve partnered with the Truth Initiative to help fight the opioid epidemic, and more recently, with a variety of telehealth platforms to help better serve individuals during the COVID-19 crisis.

People. LiveRamp’s mission is to connect data in ways that matter, and doing so starts with our people. Our team’s Diversity, Inclusion, and Belonging (DIB) efforts are a cornerstone of our innovative culture. At LiveRamp, every employee is a guardian of DIB. We believe that individuals do their best when they not only bring their full selves to work, but feel as though they truly belong.

As an example, our recruiting efforts seek candidates who add to our culture in useful ways rather than simply hiring for “cultural fit.” This ensures that we win talent that expands our team’s thinking as we build new products and serve new customers. As part of our retention strategy, we reward employees competitively and analyze pay equity through a third party. Overall, our vision is that every talent program and benefit recognizes and reinforces the value of inclusion, divergent thinking, and creative perspectives.

Since 2016, LiveRamp has either qualified or has been certified as a “Best Place to Work” by Great Places to Work. In addition, LiveRamp was awarded as a Best Place to Work by Fortune in 2019 and 2018 and was named among the Top 10 Best Places to Work by Glassdoor in 2017.

Community Engagement. The LiveRamp Cares program (and before that, the Acxiom Cares program) has been in place since 1999 with the mandate of giving back to the communities where we live and do business. Through this program, LiveRamp will match employee donations to charitable organizations that meet established eligibility criteria. LiveRamp Cares is an important part of how we support the interests of our employees and activate their passion, talent and time to make impactful change in our communities.

Sustainability. As a global company, we are driven by a shared commitment to do our part to make the world a better place. In service to this commitment, we strive to ensure that our sustainability efforts are integrated into key decision-making processes and business operations.

Our sustainability efforts span several areas. With respect to real estate, we prioritize green buildings that are centrally located and commuter-friendly and incorporate sustainable elements throughout all aspects of the design and construction process. Other initiatives at LiveRamp include: recycling and composting programs in all of our primary global offices, energy and resource conservation programs, and public transportation support programs. Finally, we recently transitioned the vast majority of our data hosting to the cloud, thereby significantly reducing our physical data center footprint.

Advisory Vote to Approve Named Executive Officer Compensation (Proposal No. 2 of the Proxy Card)

In accordance with the Dodd-Frank Act and Rule 14a-21 under the Securities Exchange Act of 1934, the Company requests that our stockholders approve on a non-binding, advisory basis the compensation of the Company’s “Named Executive Officers” identified in the section titled “Compensation Discussion and Analysis” set forth below in this Proxy Statement.

In accordance with the Company’s compensation philosophy, our compensation programs are designed to attract, retain and motivate the management team to achieve the Company’s business goals on an annual and a long-term basis. Key objectives of our compensation programs are to:

•	align leadership compensation with the business strategy, values and management initiatives;

•	align Company executives’ interests with stockholders’ interests;

•	motivate executives to achieve the highest level of performance;

•	provide a strong link between pay and performance; and

•	attract and retain the best executives through competitive, market-based plans.

Details concerning how we implement our compensation philosophy, and how we structure our compensation programs to meet the objectives listed above, are provided in the “Compensation Discussion and Analysis” section below. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and Company performance.

In light of the foregoing, we ask that stockholders vote FOR the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosures.”

While this vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board, we value the opinions of our stockholders. Accordingly, the Board will take the results of this vote under advisement and will consider our stockholders’ concerns when making future decisions regarding the Company’s executive compensation programs.

The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the Named Executive Officers each year at the annual meeting of stockholders. Accordingly, the next such vote is expected to occur at the 2021 Annual Meeting of Stockholders.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RESOLUTION TO APPROVE, ON AN ADVISORY, NON-BINDING BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

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Ratification of Independent Registered Public Accountant (Proposal No. 3 of the Proxy Card)

The Audit/Finance Committee has selected KPMG LLP (“KPMG”) to serve as independent auditor for fiscal year 2021, and the stockholders are being asked to ratify this action. We anticipate that a representative of KPMG will be present at the 2020 Annual Meeting and will have the opportunity to make a statement at the meeting if he or she desires to do so and to respond to appropriate questions.

Fees Billed for Services Rendered by Independent Auditor

The following table presents fees for professional audit services rendered by KPMG for the audits of the Company’s annual financial statements for the fiscal years ended March 31, 2020 and March 31, 2019, and fees billed for other services rendered by KPMG.

	2020	2019
Audit Fees (including quarterly reviews)[1]	$1,517,000	$1,869,000
Audit-Related Fees[2]	26,000	277,000
Tax Fees[3]	-	20,000
All Other Fees[4]	30,000	-
Total	$1,573,000	$2,166,000

1.

Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, the audit of our internal control over financial reporting, quarterly reviews of financial statements included in our Forms 10-Q and 10-K, and audit services provided in connection with other statutory and regulatory filings.

2.

Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not included in the audit fees listed above. For fiscal years 2020 and 2019, these services include performance of diligence services and access to a KPMG online research tool for accounting and financial reporting rules and guidance.

3.	Tax fees include professional services rendered in connection with international tax compliance and tax consulting. We do not engage KPMG to perform personal tax services for our executive officers.
4.	Other fees include membership in a KPMG IT industry organization.

Audit/Finance Committee Pre-Approval Policy

The Audit/Finance Committee has adopted a policy for the pre-approval of engagements for audit, audit-related and non-audit services by the independent auditor. The policy requires that the committee pre-approve all audit services and audit-related services to be performed by the independent auditor. Pre-approvals of engagements of $150,000 or less may be made by the chairman of the Audit/Finance Committee so long as a report of the engagement is made to the full committee at its next quarterly meeting following the engagement, at which time the actions of the chairman are submitted for ratification. In connection with any proposed engagement for non-audit services, the scope, nature and anticipated fees for such services must be agreed upon by management and the external auditor, who then must obtain the consent of the chairman of the Audit/Finance Committee to proceed with the proposed engagement. Upon the chairman’s consent, the independent auditor is authorized to enter into an engagement letter with the Company to conduct the non-audit services in accordance with the terms and conditions approved by the chairman. All audit and non-audit services reflected in the table above were pre-approved by the Audit/Finance Committee in accordance with the policy, and none were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i) of Regulation S-X promulgated by the SEC.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTANT FOR FISCAL YEAR 2021.

Ratification of Independent Registered Public Accountant

If the stockholders fail to ratify this appointment, the Audit/Finance Committee will reconsider whether to retain KPMG or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit/Finance Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in the Company’s best interests and in the best interests of our stockholders.

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Audit/Finance Committee Report

This report provides information concerning the Audit/Finance Committee of the Board. The Audit/Finance Committee is comprised entirely of independent directors, as defined and required by applicable NYSE listing standards. The current members are Mr. Fox (Chair), Ms. Chow, Mr. Dillard and Ms. Tomlin.

The primary function of the Audit/Finance Committee is to represent and assist the Board in fulfilling its oversight responsibilities regarding the Company’s financial reporting and accounting practices, including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent public accountants’ qualifications and independence; the performance of the Company’s internal audit function and independent public accountants; and the preparation of this report that SEC rules require be included in the Company’s annual Proxy Statement. In addition, the Audit/Finance Committee monitors all major financial matters pertaining to the Company, assists the Board in long-range financial planning, and makes recommendations regarding the Company’s capital and debt structure. It oversees the management of certain of the Company’s risks, including the Company’s exposures in the areas of finance and accounting, legal, regulatory and ethical compliance, internal controls, IT security, cybersecurity, insurance coverages, business continuity plans, and the implications, if any, on the civil rights of protected classes of individuals and the potential impact of such issues on the Company’s business, operations and reputation. It also recommends and prioritizes capital and financial commitments, monitors related performance measurements, and reviews annual operating and capital budgets as well as large capital and unbudgeted expenditures. Proposed acquisitions and divestitures are reviewed by the Audit/Finance Committee, and it makes recommendations regarding the Company’s hedging, dividend and tax policies. The Audit/Finance Committee performs this work pursuant to a written charter approved by the Board. The charter is available on the Company’s website at www.LiveRamp.com. The committee has implemented procedures to assist it during the course of each fiscal year in devoting the attention that is necessary and appropriate to each of the matters assigned to it under its charter.

On a quarterly basis, the Audit/Finance Committee meets separately with the Company’s internal auditors and KPMG, the Company’s independent public accountants, without management present, to discuss the results of their audits and reviews, their evaluations of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting. The committee also meets separately with the Company’s Chief Financial Officer when needed. Following these separate discussions, the committee meets in executive session.

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls, and procedures that are designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing opinions as to the financial statements’ conformity with generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.

In the performance of its oversight function, the Audit/Finance Committee has reviewed and discussed with management and KPMG the audited financial statements for the year ended March 31, 2020, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2020, and KPMG’s evaluation of the Company’s internal control over financial reporting as of that date. The committee has also discussed with KPMG the matters that the independent public accountants must communicate to the committee under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”).

With respect to the Company’s independent public accountants, the Audit/Finance Committee, among other things, discussed with KPMG matters relating to its independence and has received the written disclosures and the letter from KPMG required by applicable provisions of the PCAOB regarding the independent public accountants’ communications with the committee concerning independence. The Audit/Finance Committee reviews and approves the annual audit fees in advance. The Audit/Finance Committee or its Chairman, to whom authority has been delegated by the committee, reviews and approves in advance all non-audit services provided to the Company by KPMG, as well as any changes in annual audit fees. Any fee approvals made by the Chairman pursuant to such delegation of authority are subsequently ratified by the full Audit/Finance Committee at its next meeting.

The Audit/Finance Committee annually reviews the independence and performance of KPMG, including its lead audit partner and engagement team, in connection with the Committee’s responsibility for the appointment and oversight of the

Audit/Finance Committee Report

Company’s independent public accountants and determines whether to re-engage KPMG or consider other audit firms. In doing so, the committee considers, among other things, the quality and efficiency of KPMG’s historical and recent performance on the Company’s audit, KPMG’s capability and expertise, the quality and candor of communications and discussions with KPMG, the ability of KPMG to remain independent, external data relating to audit quality and performance (including recent PCAOB reports on KPMG and its peer firms), and the appropriateness of fees charged. The committee also considers KPMG’s tenure as the Company’s independent public accountant and its representatives’ familiarity with our operations, businesses, accounting policies and practices, and internal control over financial reporting. KPMG has been the Company’s independent public accountant since fiscal year 2003, during which time five lead engagement partners have served on the Company’s account. In conjunction with the rotation of the public accountants’ lead engagement partner, which currently occurs at least every five years, the Audit/Finance Committee is involved in the selection of KPMG’s lead engagement partner. The next mandatory rotation for KPMG’s lead engagement partner is scheduled to occur in fiscal year 2022. Based upon the foregoing considerations, the Audit/Finance Committee believes that the continued retention of KPMG to serve as the Company’s independent public accountant is in the best interests of the Company and its stockholders.

Based on the reviews and discussions referred to above, the Audit/Finance Committee recommended to the Board that the audited consolidated financial statements for the year ended March 31, 2020, be included in LiveRamp’s Annual Report on Form 10-K for the year ended March 31, 2020, for filing with the SEC.

Submitted by the Audit/Finance Committee

Richard P. Fox, Chairman

Vivian Chow

William T. Dillard II
Debora B. Tomlin

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Stock Ownership

The following table sets forth information as of June 15, 2020, with respect to the beneficial ownership of our common stock by:

•	each of our directors, nominees and named executive officers individually;

•	all of our directors, nominees and executive officers as a group; and

•	each person who is known to us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, the address of each person named in the table below is c/o LiveRamp Holdings, Inc., 225 Bush Street, 17th Floor, San Francisco, CA 94104, and each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned. The percentage listed in the column entitled “Percentage of Class” is calculated based on 65,602,128 shares of our common stock issued and outstanding as of June 15, 2020. This number excludes 79,455,592 shares held in treasury.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

Beneficial Owner	Shares Beneficially Owned		Percentage of Class

James F. Arra	232,291	[1]	*

John L. Battelle	30,166		*

Timothy R. Cadogan	34,651		*

Vivian Chow	847		*

William T. Dillard II	25,685		*

Richard P. Fox	32,125		*

Anneka R. Gupta	314,477	[2]	*

William J. Henderson	37,663		*

Scott E. Howe	2,072,764	[3]	3.16%

Warren C. Jenson	346,934	[4]	*

Jerry C. Jones	253,909	[5]	*

Clark M. Kokich	70,358		*

Debora B. Tomlin	18,004		*

All directors, nominees and executive officers as a group (13 people)	3,469,874	[6]	5.29%

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	8,104,329	[7]	12.35%

Jackson Square Partners, LLC 101 California Street, Suite 3750 San Francisco, CA 94111	6,759,082	[8]	10.30%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,190,227	[9]	9.44%

Capital International Investors 11100 Santa Monica Blvd., 16th Floor Los Angeles, CA 94111	5,053,934	[10]	7.70%

Stock Ownership

*	Denotes less than 1%.
1.	Includes 36,671 shares subject to options which are currently exercisable, all of which are in the money.
2.	Includes 53,996 shares subject to options which are currently exercisable, all of which are in the money.
3.	Includes 974,768 shares subject to options which are currently exercisable, all of which are in the money.
4.	Includes 17,940 shares subject to options which are currently exercisable, all of which are in the money.
5.	Includes 19,933 shares subject to options which are currently exercisable, all of which are in the money.
6.	Includes 1,103,308 shares subject to options which are currently exercisable, all of which are in the money.
7.

This information is based solely upon information contained in a Schedule 13G/A filed on February 4, 2020. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power over 7,904,376 of the reported shares, no shared voting power with respect to any reported shares and sole dispositive power over all reported shares through its control of certain direct and indirect subsidiaries listed on Exhibit A attached to the Schedule 13G/A.

8.

This information is based solely upon information contained in a Schedule 13G/A filed on June 4, 2020. According to the Schedule 13G/A, Jackson Square Partners, LLC has sole voting power over 5,104,128 of the reported shares, shared voting power over 664,870 of the reported shares and sole dispositive power over all reported shares.

9.

This information is based solely upon information contained in a Schedule 13G/A filed on February 12, 2020. According to the Schedule 13G/A, The Vanguard Group has sole voting power over 64,806 of the reported shares, shared voting power over 12,020 of the reported shares, sole dispositive power over 6,121,330 of the reported shares, and shared dispositive power over 68,897 of the reported shares.

10.

This information is based solely upon information contained in a Schedule 13G filed on February 14, 2020. According to the Schedule 13G, Capital International Investors has sole voting power over 4,688,534 of the reported shares, shared voting power over 0 of the reported shares and sole dispositive power over all reported shares.

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Compensation Committee Report

In connection with its function to oversee the Company’s executive compensation program, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management. Based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2020 and Proxy Statement on Schedule 14A for the 2020 Annual Meeting of Stockholders for filing with the SEC.

Submitted by the Compensation Committee

William J. Henderson, Chair

Timothy R. Cadogan

Debora B. Tomlin

Compensation Committee Interlocks and Insider Participation

At the end of fiscal year 2020, the Committee consisted of Mr. Henderson (Chair), Mr. Cadogan and Ms. Tomlin. All members of the Committee, while serving as members of that Committee during fiscal year 2020, were independent directors, and no member was an officer or employee of the Company or a former officer or employee of the Company. No member of the Compensation Committee serving during fiscal year 2020 was party to a transaction, relationship or arrangement requiring disclosure under Item 404 of Regulation S-K. During fiscal year 2020, none of our executive officers served on the Compensation Committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee or Board.

Compensation Discussion and Analysis

Executive Summary

Executive Compensation Introduction

LiveRamp is a global technology company with 1,100 employees, 16 offices, and headquarters in San Francisco, California. Our technology serves as the trusted platform that makes data safe and easy to use by over 780 enterprise-level customers.

To support our ongoing growth, we have designed our executive compensation program to ensure a strong link between our financial, operational, and strategic performance and the incentives we use to motivate and reward our executive officers, including our Named Executive Officers (“NEOs”). This Compensation Discussion and Analysis describes the compensation program for our Chief Executive Officer, our Chief Financial Officer, and our next three most highly-compensated executive officers during Fiscal 2020. Fiscal 2020 began on April 1, 2019 and ended on March 31, 2020. Our NEOs for Fiscal 2020 are as follows:

Named Executive Officer	Position as of March 31, 2020
Scott E. Howe	Chief Executive Officer (our “CEO”)
Warren C. Jenson	President, Chief Financial Officer, and Executive MD of International (our “CFO”)
James F. Arra	President & Chief Commercial Officer
Anneka R. Gupta	President & Head of Products and Platforms
Jerry C. Jones	Executive Vice President, Chief Ethics and Legal Officer

Fiscal 2020 Business Performance

Business Overview

LiveRamp is a global technology company with a vision of making it safe and easy for companies to use data effectively. We provide a best-in-class enterprise data connectivity platform that helps organizations better leverage customer data within and outside their four walls. Powered by core identity capabilities and an unparalleled network, LiveRamp enables companies and their partners to better connect, control, and activate data to transform customer experiences and generate more valuable business outcomes.

Our recent momentum is being fueled by the strong secular trends facing enterprise marketers today. As the world becomes more multichannel, consumer behavior is shifting, and organizations are increasingly realizing that true competitive advantage lies in providing meaningful customer experiences – experiences that are personalized, relevant and cohesive across all channels and interactions. Data is at the center of this, and data-driven experiences are the key to brand differentiation and retention. In concert – consumer expectations are at an all-time high, and data privacy and security are more important today than ever before. Identity and data connectivity play a critical role in each of these megatrends, and enterprises are increasingly turning to LiveRamp because we are the safe and secure choice to enable

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their omnichannel customer data strategies. We are winning in the market because of our open and neutral approach, the breadth of our ecosystem and tremendous network effects it fuels, and our steadfast commitment to data governance.

Financial Performance

By almost any measure, fiscal 2020 was an exceptional year for LiveRamp. In our first full year as a standalone public software company, we drove tremendous innovation for our customers through both organic efforts and the acquisitions of Faktor and Data Plus Math, extended our industry-leading data governance capabilities, executed soundly against our key growth initiatives, and delivered on our financial promises to stockholders.

Total revenue growth accelerated to 33% year-over-year, and subscription revenue was up 29%. Beneath the top line, we were relentlessly focused on operational execution and made significant strides toward profitability. And finally, we remained disciplined in our approach to capital allocation. During the year, we opportunistically bought back more than $182 million of stock, and since the 2011 inception of our share repurchase program, we have returned more than $1.17 billion to stockholders as of May 20, 2020.

Key business and financial highlights from Fiscal 2020 include:

•	Scaling our leadership in identity resolution and data connectivity, growing direct customers year-over-year by 17%, and adding dozens of new partners to our ecosystem.

•

Innovating across our portfolio and delivering new products and capabilities to our customers. During the year, we continued to scale our addressability efforts and build out our Data Store and LiveRamp TV businesses. In addition, we officially launched LiveRamp Safe Haven, our second-party data sharing business, and successfully integrated the acquisitions of Faktor and Data Plus Math into our portfolio.

•	Extending our lead in data governance and ensuring preparedness for the California Consumer Privacy Act (CCPA) which went into effect on January 1, 2020.

•	Total revenue was $381 million, up 33% compared to the prior year period.

•	Subscription revenue was $306 million, up 29% and contributed 80% of total revenue.

•	Marketplace & Other revenue of $75 million grew 53% compared to the prior year. Excluding the impact of our relationship with Facebook, Marketplace & Other revenue increased 71%.

•	Cash flows used in operating activities was $29 million compared to $2 million during Fiscal 2019.

•	We repurchased 4.4 million shares of our common stock for $182.2 million under our common stock repurchase program.

•	Cash and cash equivalents totaled $718 billion with no debt at fiscal year-end.

Fiscal 2020 Executive Compensation Highlights

We entered Fiscal 2020 with strong growth and momentum in our business following the separation of Acxiom Marketing Solutions. The Compensation Committee of our Board (the “Compensation Committee”) took several actions to ensure our executive compensation program was both motivational for our Leadership Team and aligned to performance metrics that drove shareholder value creation. These actions are summarized below and explained in more detail in subsequent sections:

•

Selected New Executive Compensation Comparator Group – In conjunction with our independent compensation consultant, we developed a new peer group of companies comparable to our financial profile after the AMS Sale. This new comparator group was used by the Compensation Committee when making our Fiscal 2020 compensation assessments and decisions for our NEOs.

•

Held Target Cash Compensation Flat for most NEOs – After a review of the base salary and target annual cash incentive award levels for our CEO and other NEOs, it was determined that only two base salary adjustments were justified by competitive cash positioning would be approved in Fiscal 2020. The Compensation Committee maintained the base salaries and target annual cash incentive percentages of our CEO and our other NEOS at their Fiscal 2019 levels.

•

Established Annual Cash Incentive Plan Metrics to drive Revenue Growth – In Fiscal 2020 the Compensation Committee approved the annual cash incentive plan metrics to focus predominantly on revenue growth (weighted 70%), along with profitability (weighted 30%).

Compensation Discussion and Analysis

•

Approved One-Time Performance-Based Long-Term Incentive (“LTI”) Award for our CEO – The Compensation Committee granted a one-time performance-based equity award to our CEO to improve retention and unvested holding power following the AMS Sale. This award is based on 3-year Revenue CAGR and Relative TSR and directly aligned to stockholder interests.

•

Maintained Relative Total Shareholder Return (“TSR”) as a Performance Metric for our LTI Awards – The Compensation Committee approved the continued use of Relative TSR as a performance metric to complement metric for our LTI awards to balance our use of the internal revenue growth metric.

Stockholder Engagement & Say-on-Pay Results

Our stockholders’ opinions on how we operate our business are very important to us. During Fiscal 2020, we continued our ongoing stockholder engagement efforts. As part of these efforts, we reached out to our top 20 stockholders to discuss our compensation and governance practices and capital allocation practices. Feedback from these ongoing engagements was considered by the Compensation Committee as it made its decisions regarding the evolution of our executive compensation program in Fiscal 2020 and beyond. For example, during our outreach meetings, stockholders expressed support for our “Rule of 40” performance share unit plan first implemented in October 2018 as part of our transformation equity grant package. This plan uses a combination of Revenue Growth % and EBITDA Margin % as a metric to determine the attainment of performance awards and is shown to have a direct correlation to shareholder return. As a result of this feedback, we added “Rule of 40” into our LTI plan for Fiscal 2021. When making future compensation decisions for our NEOs, the Compensation Committee will continue to consider stockholder feedback.

Each year at the annual meeting of stockholders, we conduct a non-binding, stockholder advisory vote to approve the compensation of our NEOs (commonly known as a “Say-on-Pay” vote). The Compensation Committee considers the results of our annual Say-on-Pay votes in determining our subsequent compensation policies and decisions and engages with our stockholders to obtain additional feedback on our executive compensation program and related pay decisions. At our 2019 Annual Meeting of Stockholders, approximately 88% of the votes cast on the Say-on-Pay proposal were voted in favor of the proposal.

At our 2017 Annual Meeting of Stockholders, our stockholders were asked to cast a non-binding, advisory vote on the frequency with which we should hold future Say-on-Pay votes. With regard to this vote, our stockholders cast the highest number of votes for an annual Say-on-Pay vote. As a result of this vote, our Board determined that we will continue to hold annual Say-on-Pay votes. The next vote on the frequency of future Say-on-Pay votes will be held at our 2023 Annual Meeting of Stockholders.

Impact of COVID-19 on Executive Compensation

We are monitoring the impact of COVID-19 on our business and, as with many companies, will determine whether any foreseeable change in the economic environment should be reflected in our executive compensation program.

Executive Compensation Program

Program Objectives

Our objective is to attract, motivate, reward, and retain our executive officers, including our NEOs, in a manner that is transparent, comparable to our peers, and importantly, aligned with stockholder interests. We do so by putting the majority of our NEOs’ annual target total direct compensation “at-risk,” thereby providing rewards only when our performance warrants. Our compensation objectives are to:

•	Align the interests of our executive officers, including our NEOs, with those of our stockholders and consider stockholder feedback when making compensation decisions;

•

Maintain transparent compensation arrangements that provide a strong link between compensation and performance and motivate our executive officers, including our NEOs, to achieve the highest level of performance; and

•	Attract and retain exceptional executive officers, including our NEOs, through clear, market-based compensation programs.

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We believe these objectives enable us to reward the performance and contributions of our executive officers, including our NEOs, while maintaining a strong link between executive compensation and company performance, including the execution of our long-term business strategy. The following discussion explains how our executive compensation program achieves these objectives.

Program Framework

The Compensation Committee applied the framework reflected in the following chart to achieve our executive compensation program objectives in Fiscal 2020. The four compensation elements are allocated so that the majority of each NEO’s annual target total direct compensation opportunity is “at-risk” and/or subject to performance-based vesting requirements. While the exact compensation mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above.

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including our NEOs, and is intended to attract and retain highly talented individuals by taking into account their position, qualifications/experience, performance, market comparators and internal equity. The Compensation Committee reviews the base salaries of our executive officers as part of its annual compensation review and adjusts base salaries as it determines necessary or appropriate.

Annual Cash Incentives

Annual cash incentives represent the short-term variable portion of the cash compensation of our executive officers, including our NEOs, and is intended to motivate them by providing opportunities for earning compensation by meeting or exceeding short-term financial and operational company goals essential to company growth. Target award opportunities are set as a percentage of base salary and are determined by market competitiveness, individual and company performance. The Compensation Committee may, from time to time, adjust the target award opportunities of our executive officers, including our NEOs, to better align to competitive market positioning or to reward personal performance or reflect future potential.

Long-Term Incentive Compensation

Long-term incentive compensation represents the long-term variable portion of the annual target total direct compensation of our executive officers, including our NEOs, that rewards growth in shareholder value. We use time-based restricted stock units and performance stock units in our long-term incentive compensation program to directly align the majority of the compensation of our executive officers to stockholder interests. Long-term incentive compensation can also serve to discourage short-term risky behaviors. Awards are generally based on a combination of role, skills, experience level, company and individual performance, future potential and, in some cases, the current unrealized value of the NEO’s outstanding awards. When granting equity awards, the Compensation Committee also takes into consideration (a) the projected impact of the proposed awards on our earnings, (b) the proportion of our total shares outstanding used for annual employee equity awards (our “burn rate”) in relation to comparable companies, and (c) the potential voting power dilution to our stockholders (our “overhang”).

Pay-for-Performance Philosophy

To ensure our NEOs’ interests are aligned with those of our stockholders – and to motivate and reward individual initiative and effort – a substantial portion of our NEOs’ annual target total direct compensation is “at-risk” and/or subject to performance-based vesting requirements. Consequently, the amounts actually realized will vary above or below target levels commensurate with our performance. We emphasize performance-based compensation that appropriately rewards our NEOs for delivering financial, operational, and strategic results through two vehicles: our annual cash incentive plan and Performance Stock Unit (“PSU”) awards.

Compensation Discussion and Analysis

Balanced Performance Measures

In addition to our meaningful compensation design framework, the Compensation Committee seeks to select a variety of balanced performance measures, both absolute and relative, to incent increased growth both in the short term and long term. Performance measures utilized in our Fiscal 2020 compensation program as shown below:

Fiscal 2020 Performance Measures	Annual Cash Incentives	Annual Time Vested Restricted Stock Units	Annual TSR Performance Stock Units (CEO/NEOs)	3-Year Revenue CAGR Performance Stock Units (CEO)	Annual Revenue Growth Performance Stock Units (NEOs)
Revenue	X				X
EBIT	X
Long-Term Revenue Growth (3 Year)				X
Relative Stock Price Performance			X
Share price		X	X	X	X

“At-Risk” Pay Mix

The target total direct compensation opportunities for our CEO and other NEOs reflect our “at-risk” compensation philosophy: 93% of our CEO’s target total direct compensation is at-risk, as well as 81% of our other NEOs’ target total direct compensation (on average), as described below:

CEO Target Pay Mix	CEO Compensation	Fiscal 2020
	Base Salary	$690K
	Fixed (Base Salary)	$690K
	STI: Annual Cash Incentive Opportunity	$759K
	LTI: Time-Vested RSUs	$1,818K
	LTI: PSUs[1]	$6,727K
	“At Risk” Pay	$9,304K
	Target Total Direct Compensation[2]	$9,994K

Other NEO Target Pay Mix	Other NEO Compensation	Fiscal 2020 (Avg)
	Base Salary	$463K
	Fixed Pay	$463K
	STI: Annual Cash Incentive	$409K
	LTI: Time-Vested RSUs	$813K
	LTI: PSUs	$813K
	“At Risk” Pay	$2,034K
	Target Total Direct Compensation[2]	$2,497K

1.

Our Fiscal 2020 CEO target total direct compensation included a special one-time performance-based equity award with a target value of $4 million based on the attainment of three-year CAGR Revenue and Relative TSR performance objectives as approved by the Compensation Committee. The actual payouts may differ from the incentive opportunities provided.

2.

Target total direct compensation is the sum of base salary, target annual cash incentive opportunity and actual awards of long-term incentives (using the grant date fair value). The actual payouts may differ from the incentive opportunities provided.

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As reflected in the charts above, we believe that our compensation program design incentivizes our NEOs to drive both short-term and long-term growth. To ensure that our executive compensation program remains aligned with stockholder interests, the Compensation Committee regularly evaluates the relationship between the reported values of the equity awards granted to our NEOs, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and our TSR over the relevant period.

While we disclose the estimated values of these equity awards in our Summary Compensation Table at the time of grant for each covered fiscal year, the value of these awards that may be realizable by our NEOs will vary – often significantly – based on the performance of our common stock.

We believe our executive compensation program holds our executive officers accountable for delivering on the financial objectives we have communicated to stockholders, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our NEOs, and that it therefore promotes stability in our leadership team.

Compensation Discussion and Analysis

Compensation Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During Fiscal 2020, we maintained the following executive compensation policies and practices, including those designed to drive performance and others to prohibit or discourage behaviors that we do not believe serve stockholders’ long-term interests:

What We Did
✓	Used a pay-for-performance philosophy that links our executive officers’ compensation to corporate and individual performance	✓	Granted performance-based equity awards

✓	Conducted an annual executive compensation review	✓	Maintained a compensation recovery (“clawback”) policy

✓	Placed a significant portion of compensation “at-risk”	✓	Maintained “double-trigger” change-in-control arrangements

✓	Retained an independent compensation consultant	✓	Maintained stock ownership guidelines

✓	Maintained an independent compensation committee	✓	Conducted an annual stockholder advisory vote on NEO compensation

✓	Conducted an annual compensation-related risk assessment	✓	Engaged in regular dialogue with our stockholders on corporate governance and executive compensation matters

What We Didn’t Do
×	Encourage unreasonable risk taking	×	Pay dividends or dividend equivalents on unvested equity awards

×	Provide significant perquisites	×	Permit stock option repricing without prior stockholder approval

×	Permit hedging of our equity securities	×	Provide guaranteed bonuses

×	Permit pledging of our equity securities	×	Provide “single trigger” change-in-control arrangements

×	Provide excise tax payments on future post-employment compensation arrangements

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Operations of the Compensation Committee

Decision-Making Process

The Compensation Committee discharges the responsibilities of our Board relating to the compensation of our NEOs. The Compensation Committee is responsible for overseeing the design, development, and implementation of our executive compensation program and all related policies and practices. The Compensation Committee leverages the following stakeholders for input, guidance, and expertise to ultimately approve or make recommendations with respect to the compensation of our executive officers in the best interests of our stockholders:

Role	Responsibilities
Stockholders	• Cast advisory vote on NEO compensation
• Approve share pool increases or certain other changes to equity compensation plans
• Provide feedback and input to management and our Board
Board of Directors	• Evaluates CEO’s performance
• Reviews and approves the CEO’s compensation, with input and recommendations and input from the Compensation Committee
• Reviews and approves the Annual Report on Form 10-K and other statutory filings
Compensation Committee	• Approves:
• Performance measures and goals under our annual cash incentive plan and PSU awards
• Achievement of performance-based goals under the annual cash incentive plan and PSU awards
• Compensation of the executive officers (other than our CEO)
• All equity awards (other than our CEO)
• Peer group used for executive compensation determinations
• Considers all factors and stockholder feedback to help align our executive compensation program with the interests of our stockholders and long-term value creation
• Recommends to the Board any adjustments to our CEO’s base salary, target annual cash bonus opportunity, and equity compensation
• Approves share pool increases or changes to equity compensation (subject to stockholder approval in certain cases)
• Reviews and recommends inclusion of the Compensation Discussion and Analysis section in the Annual Report on Form 10-K and the Proxy Statement
• Periodically reviews post-employment compensation arrangements, retirement benefits and nonqualified deferred compensation program, senior leadership benefits, and perquisites
Independent Compensation Consultant	• Provides advice and market data to the Compensation Committee regarding our executive compensation program, including:
• Input on pay philosophy, best practices and market trends
• Selection of compensation peer group companies
• Executive compensation practices and levels at peer group companies
• Design of the annual cash incentive plan and equity compensation plans
• Reviews and provides an independent assessment of the compensation data and materials presented by management to the Compensation Committee
• Participates in Compensation Committee meetings as requested
• Reviews and comments on the Compensation Discussion and Analysis portion of the Proxy Statement
CEO	• Evaluates executive performance and recommends adjustments to executive base salary, annual cash incentive plan and long-term incentive compensation (for other executive officers, including NEOs)
• Develops business goals and objectives, which are considered and approved by the Compensation Committee and Board for inclusion in the design of our executive compensation program

Compensation Discussion and Analysis

Risk Assessment

The Compensation Committee regularly reviews and considers risks associated with our compensation philosophy and executive compensation programs. The programs are designed with features that the Compensation Committee believes mitigate risk without diminishing the motivational incentive of variable compensation. Our compensation programs encourage and reward prudent business judgment and appropriate risk taking over the short and long term.

In Fiscal 2020 the company conducted, and the Compensation Committee reviewed a comprehensive risk assessment. The risk assessment included an inventory of incentive programs and features such as metrics, clawback provisions, maximum payments, thresholds and other risk mitigation features. Management and the Compensation Committee do not believe any of the Company’s compensation programs create risks that are likely to create a material adverse impact on the Company.

Role of Compensation Advisor

As permitted in its charter, the Compensation Committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The Compensation Committee directly engages the compensation consultant under an engagement letter that the Compensation Committee reviews at least annually.

The Compensation Committee has retained Compensia, a national compensation consulting firm, to serve as its compensation consultant. The compensation consultant reports, and is directly accountable, to the Compensation Committee, and the Compensation Committee has the sole authority to retain, terminate, and obtain the advice of its compensation consultant at the Company’s expense.

The Compensation Committee selected Compensia as its compensation consultant because of the firm’s expertise and reputation and the fact that it provides no services to us other than its services to the Compensation Committee, has no other ties to management that could jeopardize its independent status, and has strong internal governance policies that help ensure that it maintains its independence. Based upon its review of the factors set forth in the listing standards of the NYSE and relevant SEC rules, the Compensation Committee has determined that the work of Compensia does not give rise to any conflict of interest.

The Compensation Committee also engaged Goodwin Procter LLP (“Goodwin”) as independent legal counsel to assist with its review and analysis of our executive compensation program in light of current market, business, economic and regulatory conditions.

In Fiscal 2020, neither Compensia nor Goodwin provided any other services to us other than the consulting services to the Compensation Committee. The Compensation Committee annually reviews the objectivity and independence of its compensation advisors.

Process for Determining CEO Compensation

Each year, the Board evaluates our CEO’s performance relative to our strategic plan, operating goals, compensation philosophy, and key performance indicators relating to executive compensation. Our executive compensation objectives include maintaining competitive pay, linking pay to performance, promoting the creation of shareholder value, and encouraging retention. The Compensation Committee considers the results of this evaluation. In consultation with its compensation consultant, the Compensation Committee also considers general market conditions and specific industry trends. The Compensation Committee reviews each element of our CEO’s compensation, his employment agreement, and his historical compensation levels to evaluate his target total direct compensation opportunity and assists our Board in assessing our CEO’s total compensation. The Compensation Committee also considers our business results and the other factors described above. In Fiscal 2020, recommendations from the Compensation Committee with respect to the compensation of our CEO were submitted to the independent members of our Board for approval. Our CEO does not participate in decisions regarding his own compensation.

Process for Determining Compensation of Other NEOs

Each year, our CEO evaluates the performance of each of our other NEOs. Our CEO makes a recommendation for the compensation of each NEO, to the Compensation Committee based upon his evaluation and a market analysis supplied

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by the Compensation Committee’s compensation consultant. The Compensation Committee considers our CEO’s recommendation relative to our strategic plan, operating goals, compensation philosophy, and performance against key strategic performance indicators. In consultation with its compensation consultant, the Compensation Committee also considers general market conditions and specific industry trends.

Peer Group Philosophy

The Compensation Committee annually reviews compensation levels and practices against our peer set of Software and Services companies. In September 2018, with the assistance of its compensation consultant, the Compensation Committee re-examined the then-existing compensation peer group to reflect the changes in our business, revenue and market capitalization resulting from the AMS Sale. Based on this exercise, the Compensation Committee approved a revised compensation peer group consisting of the following companies for use in Fiscal 2020:

Peer Group

AppFolio	Five9	Proofpoint

Apptio	Guidewire Software	Qualys

BlackLine	Hortonworks	Rapid7

Box	HubSpot	Trade Desk

Cloudera	New Relic	Twilio

Cornerstone OnDemand	Okta	Zendesk

Coupa Software

The companies in this revised compensation peer group were selected on the basis of their similarity to us, as determined using the following criteria:

•	Similar revenue size – ~0.5x to ~2.5x our last four fiscal quarters revenue (~$148 million to ~$738 million);

•	Similar market capitalization – ~0.3x to ~3.0x our market capitalization (~$984 million to ~$9.8 billion);

•	Industry affiliation – application software, internet software and services, systems software; and

•	Similar business focus – SaaS, Business-to-Business.

To analyze the compensation practices of the companies in our compensation peer group, the compensation consultant gathered data from public filings and from a custom cut of peer company data from the appropriate Radford executive compensation survey, drawn from the Radford High Technology Survey. This market data was then used as a reference point for the Compensation Committee to assess our executive compensation levels in the course of its deliberations on compensation forms and amounts.

The Compensation Committee reviews all compensation elements for each of our executive officers compared to the similarly situated executives of our peer group companies. In determining actual pay levels, the Compensation Committee considers data from the companies in the compensation peer group, as well as the other factors described above, in its collective judgment.

The Compensation Committee reviews our compensation peer group at least annually and make adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group.

Individual Compensation Elements

Individual Pay Decisions

The Compensation Committee considers the following factors when evaluating and setting the target total direct compensation opportunity for our executive officers, including our NEOs:

•	Our performance against the financial and operational objectives established by the Compensation Committee and our Board;

Compensation Discussion and Analysis

•	Each individual responsibilities, qualifications, and length of service;

•	The scope of each NEO’s role compared to other similarly situated executives at companies in our compensation peer group;

•

The performance of each individual NEO, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of our broader team, all of which reflect our core values;

•	Compensation parity among our NEOs; and

•

The compensation practices of our compensation peer group and the positioning of each NEO’s compensation in a ranking of peer company compensation levels. LiveRamp typically establishes target total direct compensation levels between the 50th and 75th percentile of our compensation peer group.

These factors provide the framework for compensation decision-making regarding the compensation opportunity for each NEO, as well as the recommendations to our Board for the compensation opportunity of our CEO. No single factor is determinative in setting pay levels, but key accomplishments help guide the pay decision making process along with other factors.

Base Salary

In May 2019, the Compensation Committee reviewed the annual base salaries of our NEOs. With respect to our NEOs, the Compensation Committee decided to maintain the base salaries of Messrs. Jenson and Jones at their fiscal 2019 levels and recommended to our Board that the base salary of our CEO be maintained at its fiscal 2019 level. After the review of peer organizations base salary levels, it was recommended the salaries for Mr. Arra and Ms. Gupta be increased. Upon consideration, the independent members of our Board approved this recommendation.

The base salary increases for Mr. Arra and Ms. Gupta were effective as of June 1, 2019 as follows:

Named Executive Officer	Fiscal 2019 Base Salary	Fiscal 2020 Base Salary	Percentage Adjustment
Mr. Howe	$690,000	$690,000	0%
Mr. Jenson	$550,000	$550,000	0%
Mr. Arra	$415,000	$435,000	4.8%
Ms. Gupta	$415,000	$435,000	4.8%
Mr. Jones	$430,000	$430,000	0%

Cash Incentive Plan

In May 2019, the Compensation Committee approved the Fiscal 2020 Cash Incentive Plan (“CIP”) and established or recommended each NEO’s threshold, target and maximum annual cash incentive opportunity. The Fiscal 2020 CIP provided our CEO and Compensation Committee with the ability to modify individual NEO annual cash incentive payments by up to 30% based on the evaluation of individual performance. All payment adjustments for individual performance were to be approved by the Compensation Committee in its sole discretion. For the Fiscal 2020 Annual CIP, the Compensation Committee did not alter any of our CEO’s annual cash incentive payment recommendations for the other NEOs or exercise discretion in determining any of our CEO or NEO payment amounts. The Compensation Committee did not modify the annual cash incentive payment for the CEO.

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Corporate Performance Measures

The Compensation Committee selected adjusted revenue (“Adjusted Revenue”) (weighted 70%) and adjusted EBIT (“Adjusted EBIT”) (weighted 30%) as the corporate performance measures for the Fiscal 2020 CIP as follows:

Corporate Performance Measure	Definition	Rationale
Adjusted Revenue[1]	Revenue adjusted to reflect the impact of acquisitions and divestitures during the year	Revenue growth is important to the creation of long-term shareholder value because it reflects management’s ability to grow our top line through execution of our digital marketing ecosystem strategy
Adjusted EBIT[1]

EBIT before CIP costs adjusted to exclude certain items such as stock-based compensation expense, amortization of acquired intangibles, one-time business separation and transformation expenses, and restructuring and impairment charges consistent with the presentation of non-GAAP EBIT in our quarterly earnings releases

EBIT is an indicator of our profitability. This measure focuses on the outcome of operating decisions, while excluding the impact of non-operating decisions such as interest expenses and tax rates

1.	See Schedule 1 on page 46 of this Compensation Discussion and Analysis for a reconciliation of our GAAP revenue to Adjusted Revenue and GAAP net income (loss) to Adjusted EBIT.

Corporate Financial Metrics

In May 2019, the Compensation Committee set the threshold, target, and maximum performance levels and the payment percentages for each of the corporate performance measures for the Fiscal 2020 CIP. Threshold, target and maximum targets were set consistent with our financial plan. The performance levels and funding percentages are set forth in the table below:

Plan	Corporate Performance Measure[1]	Threshold	Target	Maximum
Fiscal 2020 CIP	Adjusted Revenue	$351.2M	$365.8M	$380.4M
	Adjusted EBIT	($47.5M)	($39.6M)	($31.7M)
	Funding	50%	100%	200%

1.	In addition to the above, 80% of the EBIT target must be achieved before any payout occurs and 90% of the EBIT target must be achieved before a payout greater than 25% occurs.

Compensation Discussion and Analysis

Target Annual Cash Incentive Opportunities

In May 2019, the Compensation Committee reviewed the target annual cash incentive opportunities of our NEOs. With respect to our NEOs, the Compensation Committee decided to maintain the target annual cash incentive opportunities (expressed as a percentage of his or he base salary) of our NEOs (other than our CEO) at their fiscal 2019 levels and recommended to our Board of Director that the target annual cash incentive opportunity of our CEO be maintained at its fiscal 2019 level. After consideration, our non-employee directors approved this recommendation. As a result, the target annual cash incentive opportunities of our NEOs for Fiscal 2020 were as follows:

Named Executive Officer	Target Annual Cash Incentive (% of Base Salary)	Annualized Target Annual Cash Incentive ($)
Mr. Howe	110%	$759,000
Mr. Jenson	100%	$550,000
Mr. Arra[1]	120%	$522,000
Ms. Gupta	65%	$282,750
Mr. Jones	65%	$279,500

1.

Mr. Arra’s target annual cash incentive opportunity consisted of two components: a commission target equal to 100% of his base salary based on revenue and profitability to align to his Chief Commercial Officer responsibilities and a second target equal to 20% of his base salary based on the Fiscal 2020 CIP to align with the rest of the Executive Team.

Fiscal 2020 Cash Incentive Plan Results

The actual financial results for the Fiscal 2020 CIP were Adjusted Revenue of $374.2 million and Adjusted EBIT of $(42.6) million, which resulted in 102% of the Adjusted Revenue target performance level being achieved and 92% of the Adjusted EBIT target performance level being achieved, for a total payment of 134% of target as set forth in the chart below:

Corporate Performance Measure	Weight	Threshold (50% Payout)		Target (100% Payout)		Maximum (200% Payout)		Actual Performance ($)		Actual Performance (% of Target)	Payment (% of Target)
Adj. Revenue	70%	$351.2M		$365.8M		$380.4M		$374.2M		102%	157%
Adjusted EBIT	30%	($ 47.5M	)	($ 39.6M	)	($31.7M	)	($42.6M	)	92%	81%
Weighted Payment (% of Target)											134%

Individual Payments

For the Fiscal 2020 CIP, our CEO used his discretion to take into consideration individual performance differentiation as permitted by the plan to adjust the final payment recommendations to the Compensation Committee for the other NEOs’ Fiscal 2020 CIP payments, as set forth in the table below. The difference between the percentages in the “Actual Payment (% of Target)” column and “Corporate Results” column. These recommendations were based on our CEO’s evaluation of each NEO’s individual contributions for Fiscal 2020. The Compensation Committee approved the CEO’s recommended payments. The Compensation Committee determined not to exercise its discretion to adjust its final payment recommendation to the independent members of our Board for our CEO’s Fiscal 2020 CIP payment. Instead, the Compensation Committee recommended to the independent members of our Board of Director that the final Fiscal 2020 CIP payment to our CEO be equal to 134% of his target annual cash incentive opportunity. Upon consideration, the independent members of our Board approved this recommendation.

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The individual payments made to our NEOs for the Fiscal 2020 CIP were as follows:

Named Executive Officer	Target Award ($)	Corporate Results	Actual Payment ($)	Actual Payment (% of Target)
Mr. Howe	$759,000	134%	$1,017,000	134.0%
Mr. Jenson	$550,000	134%	$740,000	134.5%
Mr. Arra	$87,500	134%	$140,000	161.0%
Ms. Gupta	$282.750	134%	$380,000	134.4%
Mr. Jones	$279,500	134%	$375,000	134.2%

LiveRamp Commission Incentive Plan – Mr. Arra

In addition to the Fiscal 2020 CIP reflected in the table above, as our Chief Commercial Officer Mr. Arra was also a participant in the LiveRamp Commission Plan. Mr. Arra’s target commission opportunity was set at $435,000 – 100% of his base salary – which was to be earned in four equal quarterly increments based on pre-established U.S. revenue targets for LiveRamp in each fiscal quarter. For Fiscal 2020, LiveRamp achieved, in the aggregate, 107.4% of its annualized U.S. revenue target which resulted in Mr. Arra earning a total commission payment in the amount of $870,000, which represented 200% of his target commission opportunity for Fiscal 2020.

Long-Term Incentive Compensation

Long-term incentive compensation is an effective tool for focusing our NEOs on shareholder value creation over a multi-year period. Long-term incentives also serve as a core retention tool and can discourage inappropriate short-term risky behaviors. In Fiscal 2020, annual refresh equity awards were granted to the NEOs in May 2019. These equity awards included both time-based and performance-based stock awards as described below.

The Compensation Committee determines the amount of long-term incentive compensation for our NEOs (and, in the case of our CEO, formulates its recommendation to the independent members of the Board for his long-term incentive compensation award) as part of its annual compensation review. In making these awards and recommendation, the Compensation Committee takes the following factors into consideration:

•	a competitive market analysis prepared by its compensation consultant;

•	the recommendations of our CEO (except with respect to his own long-term incentive compensation award);

•	the outstanding equity holdings of each NEO;

•	the projected impact of the proposed awards on our earnings;

•

the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the median proportions of the companies in our compensation peer group; and

•

the potential voting power dilution to our stockholders (our “overhang”) in relation to the median practice of the companies in our compensation peer group after taking into account each of the other factors above.

Equity Awards – CEO

In May 2019, as part of our annual equity award “refresh” program, the Compensation Committee granted our CEO a performance-based stock unit (“PSU”) award (the “Refresh PSU Award”) and a time-based restricted stock unit (“RSU”) award. Sixty percent of the target value of these awards was allocated to the PSU award, while the remaining 40% of the target value was allocated to the RSU award. While this allocation was more performance-oriented than the equity awards granted to our other NEOs, the Compensation Committee believed that such weighting was appropriate as it better aligned our CEO’s interests with those of our stockholders.

Compensation Discussion and Analysis

In addition to the these annual “refresh” equity awards, the Compensation Committee also granted a special one-time PSU award to our CEO with a target value of $4 million (the “Special PSU Award”). This Special PSU Award was intended to address the Compensation Committee’s concerns about the retentive hold of our CEO’s outstanding and unvested equity awards. Noting that, at the time of the AMS Sale, certain executive officers (but not our CEO) received one-time “transformational” equity awards to ensure their retention during the transition that our business underwent after the sale and to motivate their performance during this transition period, the Compensation Committee believed that it was in the best interests of the Company and our stockholders to ensure that our CEO had a significant amount of unvested equity in front of him to provide additional motivation for him to continue to lead our business over the next several years. In addition, recognizing that such award should further benefit him only if his performance also resulted in sustained value creation for our stockholders, the Compensation Committee determined that the award should be entirely performance-based.

The number of shares of our common stock subject to the three equity awards granted to our CEO in May 2019, as well as their target value, was as follows:

Named Executive Officer	RSU Awards $ Value/ # Shares	PSU Awards $ Value/ # Shares	Total ($)[1]
Mr. Howe – Annual Refresh Grant	$1,818,000 31,849	$2,727,000 47,774	$4,545,000 79,623
Mr. Howe – One-Time Performance Grant	N/A	$4,000,000 70,075	$4,000,000 70,075
Total Fiscal 2020 Awards Granted	$1,818,000 31,849	$6,727,000 117,849	$8,545,000 149,698

1.	The target number of shares granted in Fiscal 2020 as reported in the table above are based on the 20-day trailing average stock price of $57.08 on May 22, 2019.

Fiscal 2020 Time-Based RSU Award – CEO

The time-based RSU award was for 31,849 shares of our common stock and vests over a four-year period. The RSU award vested as to 25% of the shares subject to the award on the first anniversary of the grant date and vests as to one-sixteenth of the shares subject to the award each quarter thereafter, contingent upon our CEO’s continued employment as of each applicable vesting date.

Fiscal 2020 PSU Awards – CEO

While the Refresh PSU Award and the Special PSU Award granted to our CEO (collectively, the “CEO PSU Awards”) are separate awards, for 47,774 shares and 70,075 shares, respectively, they are each subject to the same two performance measures, one an internal measure and the other a relative measure. The first performance measure involves three-year revenue compound annual growth rate (“CAGR”), which the Compensation Committee believes is a critical metric in driving shareholder value creation. This performance measure represents 70% of the total value of each award. The second performance measure involves our relative total shareholder return (“TSR”) measured against the Russell 2000 Index. This performance measure represents 30% of the total value of each award.

•

Three-Year Revenue CAGR – As noted above, 70% of the target number of shares of our common stock subject to the CEO PSU Awards are to be earned based on attainment of pre-established three-year revenue CAGR targets. The CEO PSU Awards have a three-year performance and vesting period, commencing on April 1, 2019 and ending on March 31, 2022. Attainment can range from 0% to 200% of the target number of shares. The actual number of shares earned will be determined by the Compensation Committee after the end of the three-year performance period. For purposes of this portion of the CEO PSU awards, the payment range based on our three-year revenue CAGR over the performance period is to be measured as follows:

3-Year Revenue CAGR	24%	28%	32%
Attainment (% of total shares granted)[1]	50%	100%	200%

1.

Note that the amount earned is to be interpolated for amounts between the designated percentages. No PSUs are earned for below-threshold performance, and payout is capped at 200% of target even if performance exceeds the maximum goal.

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•

Relative TSR – Thirty percent of the target number of shares of our common stock subject to the CEO PSU Awards are to be earned based on our relative TSR compared to the Russell 2000 Index as measured over a three-year performance period commencing on April 1, 2019 and ending on March 31, 2022. Specifically, the number of shares of our common stock for which these awards may be earned and settled varies based on our TSR relative to the TSR of the Russell 2000 Index, measured by percentile ranking, over the performance period and can range from 0% to 200% of the target number of shares. The actual number of shares earned will be determined by the Compensation Committee after the end of the three-year performance period. For purposes of this portion of the CEO PSU awards, the payment range based on our TSR relative to the Russell 2000 Index over the performance period is to be measured as follows:

Relative TSR Percentile	Below 25th Percentile	25th Percentile	50th Percentile	60th Percentile	90th Percentile and Above
Attainment (% of total shares granted)[1]	0%	25%	77%	100%	200%

1.

Note that the amount earned is to be interpolated for amounts between the designated percentages. No PSUs are earned for below-threshold performance, and payout is capped at 200% of target even if performance exceeds the maximum goal.

Annual Equity Awards—Other Named Executive Officers

Also, in May 2019, as part of our annual equity award “refresh” program, the Compensation Committee granted our other NEOs PSU awards and time-based RSU awards. For the other NEOs, the awards were weighted 50% in the form of PSU awards and 50% in the form of RSU awards. The equity awards granted to our other NEOs were as follows:

Named Executive Officer	RSU Awards (Shares)	PSU Awards (Shares)	Target Value ($)[1]
Mr. Jenson	21,899	21,899	$2,500,000
Mr. Arra	13,139	13,139	$1,500,000
Ms. Gupta	13,139	13,139	$1,500,000
Mr. Jones	8,760	8,760	$1,000,000

1.	The target number of shares granted in Fiscal 2020 as reported in the table above are based on the 20-day trailing average stock price of $57.08 on May 22, 2019.

Fiscal 2020 Time-Based RSU Awards – Other Named Executive Officers

The time-based RSU awards were for shares of our common stock and vest over a four-year period. The RSU awards vested as to 25% of the shares subject to the award on the first anniversary of the grant date and vest as to one-sixteenth of the shares subject to the award each quarter thereafter, contingent upon the NEO’s continued employment as of each applicable vesting date.

Fiscal 2020 PSU Awards – Other Named Executive Officers

The PSU awards are subject to two performance measures, one internal and one relative. The first performance measure involves year-over-year revenue growth. This performance measure represents 70% of the total value of the award. The second performance measure involves our relative TSR measured against the Russell 2000 index. This performance measure represents 30% of the total value of the award.

•

Year-Over-Year Revenue – As noted above, 70% of the target number of shares of our common stock subject to the PSU awards, with attainment ranging from 0% to 200% of the target number of shares, and were subject to be earned based on attainment of pre-established year-over-year revenue growth targets for the fiscal year ended March 31, 2020 (compared to the year ended March 31, 2019). These awards had a one-year performance period, that commenced on April 1, 2019 and ended on March 31, 2020, and a three-year vesting period.    The actual number of shares earned was determined by the Compensation Committee at the end of the performance period (as discussed in greater detail in the section entitled “Prior Performance Award Attainment Status” below), with one-third of the earned shares vesting immediately and the remaining two-thirds subject to a two-year, service-based vesting period that will vest ratably over the next two years, subject to continued employment at each vesting

Compensation Discussion and Analysis

date. For purposes of these PSU awards, the payment range based on our year-over-year revenue growth over the performance period is to be measured as follows:

Metric: (Year-Over-Year Revenue Growth)	24%	28%	32%
Attainment (% of total shares granted)[1]	50%	100%	200%

1.	The amount earned was interpolated for amounts between the designated percentages based on actual performance as discussed below.

•

Relative TSR – Thirty percent of the target number of shares of our common stock subject to the PSU awards are to be earned based on our TSR compared to the Russell 2000 Index as measured over a three-year performance period commencing on April 1, 2019 and ending on March 31, 2022. Specifically, the number of shares of our common stock for which these awards may be earned and settled varies based on our TSR relative to the TSR of the Russell 2000 Index over the performance period and can range from 0% to 200% of the target number of shares. The actual number of shares earned will be determined by the Compensation Committee after the end of the three- year performance period. For purposes of these PSU awards, the payment range based on our TSR relative to the Russell 2000 Index over the performance period is to be measured as follows:

Relative TSR Percentile	Below 25th Percentile	25th Percentile	50th Percentile	60th Percentile	90th Percentile and Above
Attainment (% of total shares granted)[1]	0%	25%	77%	100%	200%

1.

The amount earned is to be interpolated for amounts between the designated percentages. No PSUs are earned for below-threshold performance, and payout is capped at 200% of target even if performance exceeds the maximum goal.

Prior Performance Award Attainment Status

Performance awards granted under the former Connectivity (LiveRamp) Division remained outstanding and measurable after the AMS Sale. The Fiscal 2020 attainment of those awards is described below:

Fiscal 2018-2020 Performance Stock Unit Awards

In May 2020, the Compensation Committee evaluated the Fiscal 2020 revenue growth rate and operating margin performance metrics for the PSU awards granted in June 2017 to certain employees in the division of the Company previously known as “Connectivity” or “LiveRamp” Division. The Compensation Committee determined that the minimum threshold performance level had not been attained; consequently, the PSUs were determined to have been unearned and neither of the NEOs who held these 2017 PSU awards earned any of the shares granted for the Fiscal 2020 performance period:

Named Executive Officer	Target Units (FY20)	Attainment % (FY20)	Attained Shares (FY20)
Mr. Arra	2,851	0.00%	0
Ms. Gupta	2,851	0.00%	0

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Fiscal 2020 Year-Over-Year Revenue PSUs

As discussed above, in May 2019, PSUs were granted to the NEOs (other than the CEO) based on the attainment of pre-established year-over-year revenue growth targets set for the Fiscal 2020 measurement period. The final attainment of these awards was determined by the Compensation Committee to be earned at 164% based on 30.57% year-over-year revenue growth. This attainment was adjusted to exclude the impact from our Data Plus Math acquisition, thereby making the attainment lower than the growth percentage of 33% highlighted in our Business Overview section. Of the amount earned, one-third vested immediately and are reported in the Option Exercises and Stock Vested During Fiscal 2020 table in this Proxy Statement, while the remaining two-thirds will vest ratably in May 2021 and 2022, subject to continued employment at each vesting date and are reported in the Outstanding Equity Awards at 2020 Fiscal Year End table in this Proxy Statement. For purposes of the PSU awards, the attainment calculation for the Year-Over-Year Revenue Growth over the performance period was certified as follows:

	Threshold	Target	Maximum	Final Attainment
Metric Scale: Year-Over-Year Revenue Growth	24%	28%	32%	30.57%
Attainment (% total shares granted)	50%	75%	200%	164%

The following table shows the target number of Fiscal 2020 year-over-year revenue PSU awards granted to each of the NEOs (other than the CEO) and the actual number of shares earned, vested and subject to continued vesting under these PSUs:

Named Executive Officer	Target PSU Awards (Shares)	Attainment %	Attainment (Shares)
			Total Earned	Vested[1]	Unvested[2]
Mr. Jenson	21,899	164%	25,140	8,380	16,760
Mr. Arra	13,139	164%	15,082	5,028	10,054
Ms. Gupta	13,139	164%	15,082	5,028	10,054
Mr. Jones	8,760	164%	10,056	3,352	6,704

1.	Represents one-third of the earned amount of the earned amount, which vested immediately.
2.	Represents two-thirds of the earned amount, which will vest ratably in May 2021 and May 2022, subject to continued employment at each vesting date

Other Compensation Topics

Stock Ownership Guidelines

As one way of ensuring a strong connection between our executive officers and stockholders’ interests, our executive officers are subject to stock ownership guidelines designed to ensure that they have a meaningful stake in LiveRamp, while acknowledging their need for portfolio diversification. These stock ownership guidelines are as follows:

Executive Officer	Stock Ownership Requirement
Chief Executive Officer	Three times annual base salary
Other NEOs	One times annual base salary

Generally, each NEO has five years from the date of appointment to attain the required ownership level. In the event of an increase in an executive officer’s base salary, he or she will have one year from the time of the increase to acquire any additional shares needed to meet any increased guidelines resulting from the increased base salary. Under the guidelines, stock ownership includes shares of our common stock purchased on the open market; owned jointly with, or separately by, immediate family members (spouse and dependent children); held in trust for the NEO or an immediate family member; held through any Company-sponsored plan, such as an employee stock purchase plan, a qualified retirement plan, or a supplemental executive retirement plan; obtained through the exercise of stock options; and 50% of the NEO’s unvested RSU awards (after deduction of applicable federal and state taxes).

Compensation Discussion and Analysis

Failure to meet or, in unique circumstances, to show sustained progress toward meeting the above guidelines may result in a reduction in future equity awards or cash incentive payouts in the form of shares of our common stock. As of March 31, 2020, each of the NEOs was in compliance with his or her applicable stock ownership requirement. Please see the section entitled “Stock Ownership” elsewhere in the Proxy Statement for a presentation of our NEOs’ equity holdings.

Retirement and Welfare Benefits

Our NEOs are eligible to participate in the same tax-qualified retirement and welfare plans as our other full-time employees. We sponsor a Section 401(k) plan that provides for employer matching contributions which are currently paid in cash. Our NEOs are also eligible to receive retirement benefits through our non-qualified supplemental executive retirement plan described below. We believe these benefits are important for attracting, motivating, rewarding, and retaining our NEOs, and are comparable to retirement benefits being provided by companies in our compensation peer group.

Defined Benefit Pension Plan

None of our NEOs participate in or have an account balance in a tax-qualified defined benefit pension plan maintained by us.

Supplemental Executive Retirement Plan

While we do not maintain a defined benefit pension plan, our highly compensated employees, including our Named Executive Officers, are eligible to participate in our non-qualified supplemental executive retirement plan (the “SERP”) which enables them to contribute their pre-tax income into the plan through payroll deductions. The purpose of the SERP is to provide eligible employees with the ability to defer cash compensation in excess of certain limits that apply under the Company’s 401(k) plan. Participants may defer up to 90% of their pre-tax income.

The investment choices for participant contributions under the SERP are similar to those provided under the 401(k) plan. A participant’s contributions are deemed to be invested in certain funds in accordance with his or her election, and earnings are calculated based on the performance of the selected funds. The participant does not actually own any shares in the investments.

Health Benefit Plans

We maintain several broad-based employee benefit plans in which our NEOs are permitted to participate on the same terms as other employees who meet applicable eligibility criteria, subject to legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. These include health benefits, life insurance, and disability benefits. We believe these benefits encourage the overall health, stability and well-being of our NEOs and are comparable to those plans being provided by the companies in our compensation peer group.

Employee Stock Purchase Plan

Our qualified Employee Stock Purchase Plan allows all employees to purchase Company common stock at a 15% discount to the market price on the last trading day of the purchase period. The purchase periods commence on the first day of the month and end on the last day of each month.

Perquisites and Other Personal Benefits

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. We describe the perquisites and other personal benefits provided to our NEOs in the Summary Compensation Table. In the future, we may provide perquisites or other personal benefits in limited situations, such as where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our NEOs more efficient and effective, and for recruitment and retention purposes. All future practices with respect to perquisites or other personal benefits to NEOs will be approved and subject to periodic review by the Compensation Committee.

Post-Employment Compensation

We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly qualified executive officers. Accordingly, our CEO and CFO are eligible to receive certain specified payments and benefits in the event of a termination of employment in connection with a change in

LiveRamp Holdings, Inc. Notice of 2020 Annual Meeting and Proxy Statement    43

control of LiveRamp as provided in their respective employment agreements. In addition, our other NEOs are eligible to participate in the LiveRamp Holdings, Inc. Executive Officer Severance Policy. Details regarding the LiveRamp Holdings, Inc. Executive Officer Severance Policy are included in the “Potential Payments Upon Termination or Change of Control” section below.

Our post-employment compensation arrangements have been designed to provide reasonable compensation to executive officers who leave LiveRamp under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign and not revoke a general release and waiver of any and all claims against us as a condition to receiving post-employment compensation payments or benefits.

We do not consider specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

In determining payment and benefit levels under the various circumstances triggering the post-employment compensation arrangements for the NEOs, the Compensation Committee has drawn a distinction between voluntary terminations of employment, termination of employment for cause, and terminations of employment without cause or as a result of a change in control of LiveRamp. Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the NEO’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination of employment for cause or a voluntary resignation, because such events often reflect either inadequate performance or an affirmative decision by the NEO to end his or her relationship with us.

In the case of the post-employment compensation arrangements in the event of a termination of employment in connection with a change in control of LiveRamp, we believe that these arrangements are designed to align the interests of management and stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders.

Generally, payments and benefits in the event of a change in control of LiveRamp are payable only if there is a subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention power following a change in control of LiveRamp and to avoid windfalls, both of which could occur if vesting accelerated automatically as a result of the transaction.

We have not provided excise tax payments (“gross-ups”) relating to a change in control of LiveRamp and have no such obligations in place with respect to any of our executive officers, including our NEOs.

Compensation Recovery (“Clawback”) Policy

We maintain a compensation recovery policy (“Clawback Policy”) which provides that if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws as a result of the intentional misconduct by an executive officer with the title of Senior Vice President or higher, our Board may require reimbursement for any bonus or other incentive compensation (including equity awards) earned above what would have been earned under the restated financial statements, including any profits realized from the sale of our equity securities, that was paid to any such executive officer during the 12-month period preceding the first public issuance or filing with the SEC of the financial document in which the material noncompliance was contained. The independent members of our Board will determine whether material noncompliance with financial reporting requirements is the result of intentional misconduct of the executive officer.

Policy Prohibiting Hedging or Pledging of Our Equity Securities

Our insider trading policy prohibits our executive officers, including our Named Executive Officers, and the members of our Board of Directors from engaging in short sales, as well as hedging or monetization transactions (such as zero-cost collars and forward sales contracts) that involve the establishment of a short position in our common stock. In addition, our executive officers, including the Named Executive Officers, are prohibited from holding shares of our common stock in a margin account or otherwise pledging shares of our common stock as collateral for a loan.

Compensation Discussion and Analysis

Tax Strategy and Fiscal 2020 Compensation

The Compensation Committee periodically reviews the potential impact of the applicable tax and accounting rules on the material elements of our executive compensation program. These factors are considered by the Compensation Committee along with the other factors described above when making decisions about the annual and long-term incentive compensation awards for our executive officers.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Internal Revenue Code provide that executive officers and members of our Board who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer may owe as a result of the application of Sections 280G or 4999 during Fiscal 2020, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the award may never realize any value from their awards.

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Schedule 1

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of GAAP Net Earnings (Loss) to Non-GAAP

Adjusted EBIT CIP Metric

Year ended March 31, 2020

(Unaudited)

(Dollars in thousands, except per share amounts)

Net earnings (loss), as reported	(124,511)

Earnings from discontinued operations, net of tax	(750)

Income tax benefit	(40,276)

Total other income	(15,385)

Loss from operations, as reported	(180,922)

Adjustments:

Foreign currency exchange	(1,257)

Purchased intangible asset amortization	19,042

Non-cash stock compensation	89,447

Accelerated depreciation	3,569

Restructuring charges	5,001

Incentive compensation expense	15,266

DPM acquisition – board approved plan	7,216

Total Adjustments	138,284

Adjusted EBIT	(42,638)

Reconciliation of GAAP Revenue to Adjusted Revenue

Year Ended March 31, 2020

(Unaudited)

(Dollars in thousands)

Revenue, as reported	380,572

DPM acquisition, board approved plan	(7,625)

Foreign currency exchange	1,224

Adjusted Revenue	374,171

Compensation Tables

Compensation Tables

Summary Compensation Table

The following table shows the compensation earned by or awarded to our Named Executive Officers in fiscal years ended March 31, 2020, 2019 and 2018.

Named Executive Officer	Fiscal Year	Salary	Bonus	Stock Awards[1]	Option Awards	Non-Equity Incentive Plan Compensation[2]	All Other Compensation[3]	Total
Scott E. Howe Chief Executive Officer	2020	$690,000	-	$8,914,525	-	$1,017,000	$16,800	$10,638,325
	2019	$685,000	-	$4,805,616	-	$1,072,240	$13,573	$6,576,429
	2018	$670,000	-	$4,172,856	-	$597,000	$7,413	$5,447,269
Warren C. Jenson President, CFO & Executive MD of International	2020	$550,000	-	$2,543,131	-	$740,000	$82,638	$3,915,769
	2019	$546,250	-	$5,859,966	-	$787,400	$53,967	$7,247,583
	2018	$535,000	-	$1,741,472	-	$433,350	$58,759	$2,768,581
James F. Arra President & Chief Commercial Officer	2020	$431,667	-	$1,525,832	-	$1,010,000	$115,220	$3,082,719
	2019	$411,250	-	$6,879,558	-	$582,146	$130,856	$8,003,810
	2018	$341,477	-	$2,610,688	-	$312,828	$120,628	$3,385,621
Anneka R. Gupta President & Head of Products and Platforms	2020	$431,667	-	$1,525,832	-	$380,000	$11,880	$2,349,379
	2019	$411,250	-	$6,879,558	-	$383,090	$11,475	$7,685,373
	2018	$344,602	-	$2,610,688	-	$189,245	$8,538	$3,153,073
Jerry C. Jones EVP, Chief Ethics and Legal Officer	2020	$430,000	-	$1,040,033	-	$375,000	$26,858	$1,871,891
	2019	$426,250	-	$3,661,275	-	$381,670	$23,343	$4,492,538
	2018	$415,000	-	$519,848	-	$252,070	$21,010	$1,207,928

1.

These amounts reflect the grant date fair value of awards of RSU and PSUs. We calculated the amounts in accordance with financial statement reporting rules. For RSUs granted in fiscal year 2020, the amount was determined by reference to quoted market prices for the shares on their grant date, which was $55.48 and $46.49 for the grants on May 22, 2019 and November 12, 2019, respectively. For PSU grants granted in fiscal year 2020, we estimated the grant date fair value to be $60.65 using a Monte Carlo simulation model. The amount reported for each PSU grant is based on the probable outcome of the underlying performance conditions, measured as of the grant date (100% of target value) and PSUs vest in a number of shares from 25% to 200% of target of the award based on performance. The grant date fair value for the fiscal year 2020 awards (including both RSUs and PSUs) at the highest level of performance for each executive is Mr. Howe $16,062,066, Mr. Jenson $3,871,305, Mr. Arra $2,322,712, Ms. Gupta $2,322,712 and Mr. Jones $1,621,190.

2.

These amounts represent annual cash incentive awards earned by the Named Executive Officers under the Cash Incentive Plan based on Company results as well as Mr. Arra’s earnings from the LiveRamp Division Incentive Plan. For more information regarding how these determinations were made, see the Individual Payments section of the Compensation Discussion and Analysis.

3.	The amounts disclosed in the “All Other Compensation” column for fiscal year 2020 include the following:

Named Executive Officer	401(k) Matching Contributions	Non-qualified deferred compensation plans/SERP matching contributions	Other		Total

Scott E. Howe	$16,800	-	-		$16,800

Warren C. Jenson	$16,800	-	$65,838	[a]	$82,638

James F. Arra	$11,114	-	$104,106	[b]	$115,220

Anneka R. Gupta	$11,880	-	-		$11,880

Jerry C. Jones	$16,800	$10,058	-		$26,858

a)	Represents expenses associated with Mr. Jenson’s international assignment in his role as President, International ($62,050), cell phone allowance ($2,688) and fitness reimbursement ($1,100).
b)	Represents Mr. Arra’s commuting expenses (including airfare and apartment rental) ($102,426) and cell phone allowance ($1,680).

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Grants of Plan-Based Awards for Fiscal Year 2020

The following table shows grants of plan-based awards made to our Named Executive Officers during fiscal 2020. Non-equity incentive plan awards were granted under the 2010 Cash Incentive Plan and stock awards were granted under the Amended and Restated 2005 Equity Compensation Plan.

Named Executive Officers	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All other Stock Awards: Number of Shares of Stock or Units (#)[4]	Grant Date Fair Value of Stock and Option Awards ($)[5]
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott E. Howe	N/A		$189,750	$759,000	$1,518,000
	5/22/2019					20,304	47,774	95,548		$2,650,502
	5/22/2019	[3]				29,782	70,075	140,150		$3,887,761
	5/22/2019								31,849	$1,766,983
Warren C. Jenson	N/A		$137,500	$550,000	$1,100,000
	5/22/2019					9,307	21,899	43,798		$1,328,174
	5/22/2019								21,899	$1,214,957
James F. Arra	N/A		$129,500	$518,000	$1,036,001
	5/22/2019					5,584	13,139	26,278		$796,880
	5/22/2019								13,139	$728,952
Anneka R. Gupta	N/A		$70,146	$280,584	$561,167
	5/22/2019					5,584	13,139	26,278		$796,880
	5/22/2019								13,139	$728,952
Jerry C. Jones	N/A		$69,875	$279,500	$559,000
	5/22/2019					3,723	8,760	17,520		$531,294
	5/22/2019								8,760	$486,005
	11/12/2019								489	$22,734

1.

The amounts reported in these columns represent potential performance-based cash bonuses that each NEO could have earned based upon the Company’s achievement of certain quantitative performance criteria set forth in the Company’s performance-based cash bonus programs. For more information regarding actual payments under the Company’s performance-based cash bonus programs, see the Individual Payments section of the Compensation Discussion and Analysis.

2.

The amounts reported in these columns represent potential share payouts with respect to PSU awards granted in fiscal year 2020 that are subject to attainment of performance goals with the number of shares earned ranging from zero to 200% of the award. Each recipient may become vested in a number of shares based (i) 70% on either year-over-year (YoY) revenue growth over a one-year performance period ended March 31, 2020 (in the case of the NEOs other than the CEO) or compound annual revenue growth rate for the three year performance period ended March 31, 2022 in the case of the CEO (Tranche 1) and (ii) 30% based on the TSR of our common stock compared to the TSR of the Russell 2000 over the three-year performance period ended March 31, 2022 (Tranche 2). The non-CEO’s Tranche 1 PSUs are earned, if at all, based on YoY revenue growth for the fiscal year ended March 31, 2020 (compared to the year ended March 31, 2019). Of the earned amount, one-third will be immediately vested, while the remaining two-thirds will be subject to a two-year, service-based vesting period, subject to continued employment at each vesting date. Based on actual performance, the non-CEO NEO’s Tranche 1 PSUs were earned at 164% of target, with one-third of the earned amount vesting immediately upon certification of results by the Compensation Committee (such shares are reported in the Option Exercises and Stock Vested During Fiscal 2020 table below). The remaining two-thirds of the earned amount will vest ratably on May 19, 2021 and May 19, 2022, subject to continued employment at each vesting date, and are reported in the Outstanding Equity Awards at 2020 Fiscal Year End table below. The CEO’s Tranche 1 PSUs will cliff vest, if at all, based on the compound annual growth rate of the Company’s revenue over the three-year performance period ended March 31, 2022. The Tranche 2 PSUs of all NEOs will cliff vest, if at all, based on the Company’s achievement of metrics related to relative TSR over a three-year period ending March 21, 2022 against the Russell 2000, measured by percentile ranking.

3.

The amounts reported in this row represent potential share payouts with respect to a one-time grant of PSU awards granted to the CEO in fiscal year 2020. The awards may become vested in a number of shares based (i) 70% on the compound annual growth rate of the Company’s revenue over the three-year performance period ended March 31, 2022 and (ii) 30% based on the Company’s achievement of metrics related to relative TSR over a three-year period ending March 21, 2022 against the Russell 2000, measured by percentile ranking.

4.

The amounts reported in this column represent time-based RSUs granted in fiscal year 2020. The reported grants will vest 25% on the first anniversary of the grant date, then 6.25% every three months thereafter until fully vested. The awards will fully vest on the fourth anniversary of the grant date. The time-based RSUs granted to Mr. Jones on November 12, 2019 were granted pursuant to the 2005 Equity Compensation Plan under the Company’s broad-based authority to grants stock awards to employees in recognition of milestone employment anniversaries.

5.

For RSU awards granted in fiscal 2020, the fair value was determined by reference to quoted market prices on the date of grant for the shares of our common stock, which was $55.48 and $60.65 for the grants on May 22, 2019 and November 12, 2019, respectively. The value was determined by reference to the quoted market price for Company shares on the date of grant since the performance criteria did not include a market condition. For PSU grants granted in fiscal year 2020, we estimated the grant date fair value to be $60.65 using a Monte Carlo simulation model. The amount reported for each PSU grant is based on the probable outcome of the underlying performance conditions, measured as of the grant date (100% of target value) and PSUs vest in a number of shares from 25% to 200% of target of the award based on performance.

For a description of bonus opportunities under the Cash Incentive Plan, see the Cash Incentive Plan section of the Compensation Discussion and Analysis. For a description of PSU awards and RSU awards, see the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis.

Compensation Tables

Outstanding Equity Awards at 2020 Fiscal Year End

The following table shows equity awards that we have made to our Named Executive Officers that were outstanding as of March 31, 2020.

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Share or Unit Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[5]	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[5]
Name	Grant Date	Exercisable	Unexercisable
Scott E. Howe	7/29/2011	123,819	$13.74		7/20/2021	5/24/2016				17,051	[6]	$561,319
	7/29/2011	221,106	$13.74		7/20/2021	6/16/2017				19,068	[7]	$627,719
	5/21/2012	164,204	$13.28		5/21/2022	5/22/2018				228,371	[8]	$7,517,973
	5/23/2013	136,196	$21.46		5/23/2023	5/22/2019	47,774	[1]	$1,572,720	31,849	[9]	$1,048,469
	5/20/2014	154,596	$21.17		5/20/2024	5/22/2019	70,075	[2]	$2,306,869
	5/20/2015	174,847	$17.49		5/20/2025
Warren C. Jenson	5/20/2015	17,940	$17.49		5/20/2025	5/24/2016				8,974	[6]	$295,424
						6/12/2017				9,930	[7]	$326,896
						5/22/2018				83,566	[8]	$2,750,993
						10/19/2018	42,325	[3]	$1,393,339	42,325	[10]	$1,393,339
						5/22/2019				21,899	[9]	$720,915
						5/22/2019	6,569	[4]	$216,251	16,760	[11]	$551,739
James F. Arra	6/29/2016	36,671	$21.32		6/29/2026	6/29/2016				726	[12]	$23,900
						6/28/2017				3,561	[9]	$117,228
						5/22/2018				42,976	[8]	$1,414,770
						10/19/2018	63,488	[3]	$2,090,025	63,488	[10]	$2,090,025
						5/22/2019				13,139	[9]	$432,536
						5/22/2019	3,941	[4]	$129,738	10,054	[11]	$330,978
Anneka R. Gupta	1/24/2012	797	$1.10		1/23/2022	6/29/2016				701	[12]	$23,077
	12/13/2012	4,517	$0.85		12/12/2022	6/28/2017				3,561	[9]	$117,228
	7/24/2013	452	$0.85		7/23/2023	5/22/2018				42,976	[8]	$1,414,770
	3/25/2014	11,559	$2.58		3/24/2024	10/19/2018	63,488	[3]	$2,090,025	63,488	[10]	$2,090,025
	6/29/2016	36,671	$21.32		6/29/2026	5/22/2019				13,139	[9]	$432,536
						5/22/2019	3,941	[4]	$129,738	10,054	[11]	$330,978
Jerry C. Jones	5/23/2013	14,724	$21.46		5/23/2023	5/24/2016				2,636	[6]	$86,777
	5/20/2015	5,209	$17.49		5/20/2025	6/12/2017				2,965	[7]	$97,608
						5/22/2018				31,039	[8]	$1,021,804
						10/19/2018	31,744	[3]	$1,045,012	31,744	[11]	$1,045,012
						5/22/2019				8,760	[9]	$288,379
						5/22/2019	2,628	[4]	$86,514	6,704	[11]	$220,696
						11/12/19				489	[9]	$16,098

1.

This amount represents outstanding and unvested awards of PSUs (at target) granted to the CEO in fiscal 2020 subject to attainment of performance goals with the number of shares earned ranging from zero to 200% of the award. The awards are scheduled to vest, if at all, based (i) 70% on the compound annual growth rate of the Company’s revenue over the three-year performance period ended March 31, 2022 and (ii) 30% based on the Company’s achievement of metrics related to relative TSR over a three-year period ending March 21, 2022 against the Russell 2000, measured by percentile ranking.

2.

This amount represents outstanding and unvested awards of PSUs (at target) granted to the CEO in fiscal 2020 in addition to his standard annual refresh grant described in footnote 1 above. The awards are scheduled to vest, if at all, based (i) 70% on the compound annual growth rate of the Company’s revenue over the three-year performance period ended March 31, 2022 and (ii) 30% based on the Company’s achievement of metrics related to relative TSR over a three-year period ending March 21, 2022 against the Russell 2000, measured by percentile ranking.

3.

These amounts represent outstanding and unvested awards of PSUs (at target) granted in fiscal 2019 subject to attainment of performance goals with the number of shares earned ranging from zero to 200% of the award. Each recipient may become vested in a number of shares based on combined trailing twelve-month (“TTM”) revenue growth and EBITDA margin over a three-year performance period commencing with the fiscal quarter ending June 30, 2019. At the end of each fiscal quarter during the performance period, TTM revenue growth is added to TTM EBITDA margin to determine attainment. To the extent that shares are earned in a given quarter, 50% vest immediately and 50% vest on the one-year anniversary of attainment, except for the final tranche that will vest fully at the end of the measurement period. The first measurement period will be for the TTM period ending on June 30, 2020.

4.

These amounts represent outstanding and unvested awards of PSUs (at target) granted in fiscal 2020 subject to attainment of performance goals with the number of shares earned ranging from zero to 200% of the award. Each recipient may become vested in a number of shares based on the Company’s achievement of metrics related to relative TSR over a three-year period ending March 21, 2022 against the Russell 2000, measured by percentile ranking.

5.

This value was determined by multiplying the number of unvested shares or units by the closing price of our common stock on March 31, 2020 (the last business day of the 2020 fiscal year), which was $32.92.

6.	Represents awards of RSUs granted on May 24, 2016, with 25% vesting annually on the anniversary of the grant date until fully vested. These shares will vest in full on May 24, 2020.

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7.

Represents awards of RSUs granted on June 12, 2017 to all NEOs other than the CEO and June 16, 2017 to the CEO that initially vested 25% on May 23, 2018, then 6.25% every three months thereafter until fully vested. The award will be fully vested on May 23, 2021.

8.

Represents awards of (i) RSUs granted on May 22, 2018 that vest 25% on the first anniversary of the grant date, then 6.25% every three months thereafter until fully vested and (ii) shares underlying PSUs granted on May 22, 2018 that were converted to time-based RSUs (the “Converted RSUs) on October 1, 2018 at 200% of target that will cliff vest on March 31, 2021 (the originally scheduled vesting date of the converted PSUs). Included in this number for Mr. Howe, Mr. Jenson, Mr. Arra, Ms. Gupta and Mr. Jones are 192,314, 65,224, 33,544, 33,544 and 24,226 shares, respectively, underlying the Converted RSUs.

9.

Represents awards of RSUs that initially vested (or will vest) 25% on the first anniversary of their respective grant dates, then 6.25% every three months thereafter until fully vested. Such awards will fully vest on the fourth anniversary of their grant date.

10.

Represents awards of RSUs granted on October 19, 2018 that vest over four years, with 50% vesting on the second anniversary, and 25% per year thereafter until fully vested. The award will be fully vested on October 19, 2022.

11.

Represents two-thirds of the earned amount of each non-CEO NEO’s Tranche 1 PSUs granted in fiscal 2020, which will vest ratably on May 19, 2021 and May 19, 2022, subject to continued employment at each vesting date. For additional information, see footnote 2 to the Grants of Plan-Based Awards for Fiscal Year 2020 above.

12.

Represents awards of RSUs granted on June 29, 2016 that initially vested 25% on May 24, 2017, then 6.25% every three months thereafter until fully vested. These shares will vest in full on May 24, 2020.

Option Exercises and Stock Vested During Fiscal Year 2020

The following table shows the value realized by our Named Executive Officers on option exercises and stock awards vesting during Fiscal 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Scott E. Howe	-	-	258,820	$9,938,022
Warren C. Jenson	-	-	109,837	$4,351,365
James F. Arra	-	-	39,920	$1,879,145
Anneka R. Gupta	-	-	39,820	$1,874,544
Jerry C. Jones	-	-	34,580	$1,377,999

1.	The stock awards values were determined by multiplying the number of shares acquired on vesting by the closing market price of the Company’s common stock on the vesting date.

Nonqualified Deferred Compensation During Fiscal Year 2020

The Company maintains the LiveRamp Holdings Non-Qualified Deferral Plan, or SERP, that includes participation by our NEOs.

Name	Executive Contributions in Fiscal Year 2020[1]	Registrant Contributions in Fiscal Year 2020[2]	Aggregate Earnings in Fiscal Year 2020[3]	Aggregate Withdrawals/ Distributions	Aggregate Balance at 3/31/2020[4]
Scott E. Howe	-	-	-	-	-
Warren C. Jenson	-	-	-	-	$82,047
James F. Arra	-	-	-	-	$304,655
Anneka R. Gupta	$87,000	-	-	-	$75,182
Jerry C. Jones	$16,400	$10,058	-	-	$475,164

1.	These amounts are included in the “Salary” column of the Summary Compensation Table for fiscal year 2020.
2.	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table for fiscal year 2020.
3.	None of the earnings are above-market earnings and are therefore not reflected in the Summary Compensation Table.
4.

All amounts contributed by an NEO and LiveRamp in prior years have been reported in the Summary Compensation Tables in our previously filed proxy statements in the year earned to the extent the NEO was an NEO for purposes of the SEC’s executive compensation disclosure.

Potential Payments Upon Termination or Change in Control

Nonqualified Deferral Plan or SERP

The purpose of the SERP is to provide eligible employees with the ability to defer cash compensation in excess of certain limits that apply under the Company’s 401(k) plan and to receive a corresponding matching contribution. Participants may defer up to 90% of their pre-tax income. Under both the SERP and the 401(k) plans, the Company matches a participant’s combined contributions up to the first 6% of the participant’s compensation. The matching contribution for the employee’s SERP deferrals is made in cash to the employee’s SERP account. The matching contribution vests one-third after one year of employment and one-third each year thereafter until fully vested. Vesting is accelerated in the event of death, disability or retirement.

The investment choices for participant contributions under the SERP are similar to those provided under the 401(k) plan. A participant’s contributions are deemed to be invested in certain funds in accordance with his or her election, and earnings are calculated based on the performance of the selected funds. The participant does not actually own any shares in the investments.

Prior to deferring compensation, participants must elect the time and manner of their account payouts. Benefits are paid as elected by the participant at the time of the deferral in the form of a single lump sum payment, equal annual installments over a period of years or an annuity. Under limited circumstances, participants may change the time and manner of their account payouts or receive distributions because of a financial hardship or other conditions.

Potential Payments Upon Termination or Change in Control

The tables and narrative below reflect the amount of compensation payable to each of the Named Executive Officers in the event of termination of the executive’s employment under the various circumstances described. The amounts shown assume that the termination was effective as of March 31, 2020. These are only estimates of the amounts which would be paid to the Named Executive Officers upon their termination. The actual amounts to be paid can only be determined at the time of an executive’s actual separation from the Company. Payments or benefits generally available to all employees on similar terms are not described.

Potential Payments Upon Termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, he or she may be entitled to receive amounts earned during his/her term of employment. These amounts include:

•	base salary earned through the date of termination; and

•	amounts accrued and vested through the Company’s 401(k) plan or SERP.

Employment Agreements. Mr. Howe entered into a new employment agreement with the Company effective February 14, 2018 (the “Howe Agreement”). Mr. Jenson entered into a new employment agreement with the Company effective February 14, 2018 (the “Jenson Agreement” and, together with the Howe Agreement, the “Employment Agreements”). Under the terms of the Employment Agreements, Mr. Howe and Mr. Jenson are entitled to termination payments if either of them is terminated by us without cause or if either of them resigns for good reason. For this purpose “cause” is generally defined to include a willful failure to substantially perform duties following a cure period, intentional misconduct or gross negligence that is materially injurious to the Company, a conviction of a felony or a material breach of the agreement or other policy that remains following a cure period, and “good reason” is generally defined to include a material reduction or change in title, position or responsibilities, a reduction in salary, breach of the agreement by the Company that remains following a cure period, and, in the Jenson Agreement, a material change in his reporting relationship or a requirement for relocation more than 30 miles away. Additionally, the Employment Agreements provide for certain payments in the case of non-renewal, change in control with termination of employment and death and disability.

Severance Policy. The LiveRamp Holdings, Inc. Executive Severance Policy (the “Severance Policy”), initially adopted on November 9, 2010 and amended thereafter from time to time, provides certain benefits to all officers of the Company designated as executive officers for purposes of Section 16 of the Securities Exchange Act of 1934, except for those officers with employment agreements in effect, in the event of a without cause termination or following a change in control, a without cause termination or resignation for good reason. For this purpose, “cause” is generally defined to include a willful failure to substantially perform duties following a cure period, willful misconduct, gross negligence that is materially injurious to the Company, a conviction of a felony or fraud crime, or a material breach of the Severance Policy or other policy that remains after a cure period. As of March 31, 2020, Mr. Arra, Ms. Gupta and Mr. Jones are covered by the terms of the Severance Policy.

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Change in Control. The Employment Agreements, Severance Policy and 2005 Plan provide for certain payments and/or benefits upon the occurrence of a change in control of the Company. The 2005 Plan generally defines a change in control as a transaction involving (i) the consummation of a reorganization, merger, consolidation or similar transaction involving the Company (other than such a transaction in which our stockholders immediately prior to the transaction own more than 50% of the combined voting power entitled to vote in the election of directors of the surviving corporation), (ii) a sale of all or substantially all of the Company’s assets, (iii) the liquidation or dissolution of the Company, or (iv) the acquisition of a significant percentage (no less than beneficial ownership of 20%) of the voting power of the Company. The Severance Policy and Employment Agreements generally provide that a change in control includes (i) an acquisition of any Company securities entitled to vote generally in the election of directors by a person immediately after which such person has beneficial ownership of 30% or more of the combined voting power of the Company’s then-outstanding voting securities (excluding certain acquisitions that would not trigger a change in control), (ii) individuals who constitute the Board of the Company cease for any reason to constitute at least a majority of our Board (with certain exceptions), or (iii) consummation of reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company, or the sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another corporation, unless immediately following the applicable transaction, (A) the pre-transaction stockholders beneficially own at least 50% of the post-transaction combined voting power in substantially the same proportions as before the transaction, (B) members of the pre-transaction Board comprise at least a majority of the post-transaction Board, and (C) no person (with certain exceptions) has beneficial ownership of 30% or more of the combined voting power of the surviving corporation’s then-outstanding voting securities.

In 2018, the Company amended the 2005 Plan to remove the Compensation Committee and Board of Director’s discretion in determining whether a change in control has occurred and provided for revised treatment of outstanding equity awards under the 2005 Plan upon a change in control. At the same time, the Compensation Committee authorized our management to make conforming amendments to our other equity compensation plans, to ensure that equity awards granted pursuant to such plans were treated consistently among all recipients of such awards. In addition, the Compensation Committee amended the 2005 Plan and Severance Policy, as well as the outstanding award agreements for PSU awards granted in Fiscal 2017, Fiscal 2018 and Fiscal 2019 to provide for consistent and coordinated treatment of PSU awards in connection with a change in control of the Company. Pursuant to these amendments:

•	the applicable performance period for such PSU awards was truncated,

•	the number of PSUs that became eligible to vest was determined by the degree of achievement of the applicable performance objectives as of the change in control date, and

•

the number of PSUs that were determined to be eligible to vest will be treated as unvested RSUs, and if assumed or substituted for by the acquiring or surviving entity (or an affiliate of such entity), will convert into RSUs of equal value to be settled in cash or shares by the acquiring or surviving entity (as determined pursuant to the definitive agreement relating to the change in control). If the executive officer remains employed with the acquiring or surviving entity through the end of the original performance period, the RSUs (i.e., the converted PSU awards) will become fully vested. Further, if within 24 months following a change in control, the executive officer’s employment is terminated without cause, he or she resigns for good reason, or if he or she dies or becomes disabled, the RSUs (i.e., the converted PSU awards), to the extent unvested, will become fully vested. If the RSU awards (i.e., the converted PSU awards) are not appropriately assumed or substituted by the acquiring or surviving entity (or an affiliate of such entity), then such converted RSU awards will fully vest in accordance with the terms of the 2005 Plan.

Moreover, in anticipation of the sale of AMS (the “Potential Sale”) in 2018, the Committee clarified its interpretation of change in control as follows: (i) a Potential Sale would constitute a change in control for purposes of the 2005 Plan and awards thereunder; (ii) for employees who, following a Potential Sale remain employed by us, a Potential Sale would not constitute a change in control for purposes of the Employment Agreements or the Severance Policy, except in the event that (x) we materially reduce an executive’s, including a NEO’s, total compensation or (y) an executive, including a NEO, is required to relocate, in either case, within 24 months of completing a Potential Sale, such executive will be entitled to claim a post-change in control good reason termination of employment under the applicable arrangement; and (iii) for employees who, following a Potential Sale, “go with” the division sold in a Potential Sale, a Potential Sale would be deemed to constitute a change in control for purposes of the Severance Policy, entitling such individuals to the enhanced severance payments and benefits in accordance with the terms of those arrangements.

Potential Payments Upon Termination or Change in Control

Terminations Without Cause, Resignation for Good Reason or Non-Renewal of Employment Agreements

Employment Agreements. In the event of a qualifying termination (other than non-renewal of employment agreement for Mr. Jenson), subject to the Company receiving a general release of claims from him, each of Mr. Howe and Mr. Jenson will be entitled to receive: (i) all base salary and benefits payable through the date of termination, (ii) the amount of any cash bonus related to any fiscal year ending before the date of termination that has been earned but remains unpaid, (iii) a prorated bonus for the fiscal year in which termination occurs, (iv) an amount equal to 200% of base salary, (v) an amount equal to 200% of average annual bonus based on the preceding two years bonus payments prior to the fiscal year in which the termination occurs, (vi) any unpaid benefits to which he is entitled under any plan, policy or program of the Company applicable to him as of the termination according to the terms of the plan, policy or program, and (vii) vesting of a prorated portion of PSUs that are earned but unvested or for which the performance period is ongoing at the time of termination and at least one year of the performance period has elapsed. If the qualifying termination is a non-renewal of his employment agreement, the percentage for Mr. Jenson in (iv) and (v) above will be 100% and all other provisions above will remain the same.

The amounts referred to in clauses (i)-(iv) above are to be paid immediately following a waiting period which is generally 30 days following the termination date but which will be extended to 60 days if the termination is in connection with an exit incentive program or other employee termination program offered to a group or class of employees as defined under the Older Worker Benefit Protection Act (the “Delay Period”). Payment of the prorated fiscal year bonus will occur 90 days after the end of the fiscal year in which the termination occurs. Vesting of PSUs will occur immediately following expiration of the Delay Period for PSUs that are earned but unvested at the time of termination and as soon as administratively practicable following the close of the performance period for PSUs related to performance periods that are ongoing at the time of termination and for which at least one year of the performance period has elapsed, based on the Company’s actual performance.

Severance Policy. Under the Severance Policy, if Mr. Arra, Ms. Gupta or Mr. Jones is involuntarily terminated by the Company without cause other than in connection with a change in control, upon executing a general release of claims against the Company which includes one-year non-competition and non-solicitation restrictions, he or she will receive an amount equal to 100% of base salary, 100% of his or her average annual bonus based on their bonus payment for the preceding two years prior to termination (using target bonus for the portion of time he or she has been employed if less than two years), a prorated bonus based on the actual fiscal year results and a prorated portion of any PSUs (i) that are earned but unvested or (ii) for which the performance period is ongoing at the time of termination and for which at least one year of the performance period has elapsed. The base salary and average annual bonus will be paid on regular paydays during the 12 months following the Delay Period. The prorated bonus will be paid within 90 days after the end of the fiscal year in which the termination occurs or following the Delay Period, whichever is later. Vesting of PSUs will occur within 30 days of the expiration of the Delay Period for PSUs earned but unvested at the time of termination and as soon as administratively practicable following the close of the performance period for PSUs related to performance periods that are ongoing at the time of termination and for which at least one year of the performance period has elapsed, based on actual Company performance.

Retirement or Voluntary Termination In the event of retirement or voluntary termination, Mr. Howe, Mr. Jenson, Mr. Arra, Ms. Gupta and Mr. Jones will receive earned but unpaid base compensation through his or her retirement or termination date and any amounts accrued and vested to which he or she is otherwise entitled under a plan, program or policy of the Company.

Death or Disability In the event of death or disability, in addition to the payment of earned but unpaid base salary and amounts accrued and vested through the Company retirement plans, Mr. Howe, Mr. Jenson, Mr. Arra, Ms. Gupta and Mr. Jones will receive benefits under the Company’s life insurance plan or disability plan, as applicable. Also, upon death or six months following commencement of long-term disability payments, all unvested RSUs and stock options will vest. In addition, all PSUs related to a completed performance period will vest based on actual Company attainment of the specified performance targets and a prorated portion of PSUs related to an uncompleted performance period will vest, provided that at least one year of the performance period has elapsed, with payment based on actual performance at the end of the performance period.

Employment Agreements. The Employment Agreements provide that in the event of termination as a result of death or disability, each of Mr. Howe and Mr. Jenson or their respective estates would be entitled to receive: (i) all base salary and benefits payable through the date of termination, (ii) any unpaid benefits to which he is entitled under any plan,

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policy or program of the Company applicable to him as of the date of termination according to the terms of the plan, policy or program, (iii) the amount of any cash bonus related to any fiscal year ending before the date of termination that has been earned but remains unpaid, and (iv) the amount of any target cash bonus for the fiscal year in which the date of termination occurs, prorated based on the portion of the applicable year he worked for the Company before the date of termination. The amounts in (i)-(iii) would be paid at the time it would otherwise have been paid had he remained employed. The amount in (iv) would be paid within 60 days of the date of termination.

Potential Payments Upon Change in Control

Employment Agreements Under the terms of the Employment Agreements, Mr. Howe and Mr. Jenson are eligible to receive change in control payments if they are terminated from employment by the Company without cause within 24 months following a change in control, or if they resign for good reason within 24 months following a change in control. The amount payable in the event of a qualifying termination, subject to the Company receiving a general release of claims, is (i) all earned base salary and benefits payable through the date of termination, (ii) the amount of any cash bonus related to any fiscal year ending before the date of termination that has been earned but remains unpaid, (iii) an amount equal to 300% of the current base salary under the Howe Agreement and 200% of the current base salary under the Jenson Agreement, (iv) an amount equal to 300% of average annual bonus based on the preceding two years bonus payments prior to the fiscal year in which the termination occurs under the Howe Agreement, and an amount equal to 200% of average annual bonus based on the preceding two years bonus payments prior to the fiscal year in which the termination occurs under the Jenson Agreement, (v) prorated bonus for the fiscal year in which the termination occurs based on actual fiscal year results and (vi) any other unpaid benefits to which they are entitled under any plan, policy or program of the Company. In addition, all equity awards (other than PSUs) which are outstanding but unvested would vest. Payments under clauses (i)-(iv) would be made in a lump sum immediately following the Delay Period.

For PSU awards, unless provided otherwise in the applicable grant documents, upon the consummation of a change in control, the applicable performance period will be truncated, and a number of PSUs will become eligible to vest based on the degree of achievement of the applicable performance objectives as of the date of the change in control. The number of PSUs that were determined to be eligible to vest will be treated as unvested RSUs, and if assumed or substituted for by the acquiring or surviving entity in accordance with the terms of the definitive agreements relating to the change in control will convert into RSUs (or other compensatory arrangements) of equal value to be settled in cash or shares by the acquiring or surviving entity (or an affiliate of such entity), as applicable. In the event Mr. Howe or Mr. Jenson, as applicable, remains employed with the acquiring or surviving entity (or an affiliate of such entity), through the end of the original performance period, the RSUs (i.e., the converted PSUs) will become fully vested and will be settled within 30 days of the performance period end date. If the RSU awards (i.e., the converted PSU awards) are not appropriately assumed or substituted by the acquiring or surviving entity (or an affiliate thereof), then such RSU awards will fully vest in accordance with the terms of the 2005 Plan.

In the event that Mr. Howe or Mr. Jenson is terminated without cause or resigns for good reason following the public announcement of a Board-approved agreement to effect a change in control but prior to the consummation of the change in control, upon the consummation of the change in control Mr. Howe or Mr. Jenson would receive, in addition to any amounts they received for a without-cause or good-reason termination: (i) an amount equal to the value of all unvested equity that was forfeited upon termination, except PSUs, that would have vested on or prior to a termination without cause or for good reason following a change in control had he remained employed until the change in control using the value of the Company’s common stock implied by the change in control price of the stock, and (ii) an amount equal to the difference between what was actually paid with respect to PSUs and that which would have been paid had he remained employed through the date of the change in control. Additionally, Mr. Howe shall be entitled to a payment equal to 100% of his then current base salary and 100% of his average annual bonus for the two-year preceding the fiscal year in which the termination occurred. These payments shall be made on the later of the expiration of the Delay Period applicable to the actual termination or contemporaneously with the change in control (or within 10 days thereafter).

Severance Policy. Under the Severance Policy, benefits are due if Mr. Arra, Ms. Gupta or Mr. Jones is terminated by the Company without cause or resigns for good reason (which includes a resignation following a demotion, reduction in salary, relocation, or material reduction in responsibilities, authority or duties, as set forth in the Severance Policy) within a two-year period following a change in control. Upon execution of a general release of claims against the Company which include one-year non-competition and non-solicitation restrictions, benefits paid would include: (i) 150% of the base salary, (ii) 150% of the average annual bonus for the two years preceding the fiscal year in which the termination occurs, (iii) a prorated bonus based on the actual fiscal year results for the fiscal year in which the termination occurs,

Potential Payments Upon Termination or Change in Control

and (iv) vesting of all equity award except for PSUs. Benefits under clauses (i) and (ii) and would be paid in a lump sum on the next regular payroll cycle following the expiration of the Delay Period; benefits under clause (iii) would be paid within 90 days after the end of the fiscal year in which the termination occurs, and benefits under clause (iv) would be processed within 30 days of the expiration of the Delay Period.

Regardless of whether Mr. Arra, Ms. Gupta or Mr. Jones is terminated, at the time of a change in control, the applicable performance period for PSUs will be truncated and that number of PSUs as determined by the degree of achievement of the performance objectives as of that time will be treated as unvested RSUs and if assumed or substituted by the acquiring or surviving entity will convert into RSUs of equal value to be settled in cash or shares by the acquiring or surviving entity. If the executive officer remains employed with the acquiring or surviving entity through the end of the applicable performance period, the PSU awards will become fully vested. Further, if within 24 months following a change in control, the executive officer’s employment is terminated without cause, he or she resigns for good reason, or he or she dies or becomes disabled, the PSU awards, to the extent unvested, will become fully vested.

Scott E. Howe

The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective March 31, 2020 for Scott E. Howe, our Chief Executive Officer.

Type of Payment	Voluntary Termination or Retirement	Termination without Cause or Resignation for Good Reason other than a Change in Control		Termination for Cause	Non-Renewal by the Company		Change in Control with no Termination		Termination without Cause or Resignation for Good Reason following a Change in Control[1]		Death or Disability
Severance	-	$3,049,240	[2]	-	$3,049,240	[2]	-		$4,573,860	[3]	-
Cash Incentive Plan	-	$1,017,000	[4]	-	$1,017,000	[4]	-		$1,017,000	[4]	$1,017,000	[5]
SERP or Deferred Plan	-	-		-	-		-		-		-
Stock Options	-	-		-	-		-	[6]	-		-
Restricted Stock Units	-	-		-	-		-	[6]	$9,755,480	[7]	$9,755,480	[11]
Performance Stock Units	-	$3,879,589	[8]	-	$3,879,589	[8]	-	[9]	$3,879,589	[10]	$3,879,589
Total	-	$7,945,829		-	$7,945,829		-		$19,225,929	[12]	$14,652,069	[13]

1.

Under his employment agreement, in the event his employment is terminated by the Company without cause or he resigns for good reason following the public announcement of a Board-approved agreement to effect a change in control but prior to the consummation of the change in control, in addition to any amounts received for a without-cause or good-reason termination he would receive a supplemental payment equal to the value of what he would have received had he remained employed through the date of the change in control, payable upon the consummation of the change in control. In addition, Mr. Howe would be entitled to a payment equal to 100% of his then current base salary and average annual bonus for the preceding two years.

2.	Represents: 200% of i) base salary; and ii) average annual bonus for preceding two fiscal years.
3.	Represents: 300% of i) base salary; and ii) average annual bonus for preceding two fiscal years.
4.	Represents fiscal 2020 actual bonus.
5.	In the event of his death or disability, Mr. Howe’s employment agreement specifies that he or his survivors will receive payment of any earned but unpaid bonus. This represents fiscal 2020 bonus.
6.

The Company’s equity plans permit, but do not require, accelerated vesting of certain equity awards in the event of a change in control, as determined in the discretion of the Board. The amount assumes that no such acceleration will occur.

7.

If Mr. Howe’s employment is terminated within 24-months following a change in control by us without cause or by Mr. Howe for good reason, vesting of any unvested stock options or RSUs will be accelerated. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 31, 2020 ($32.92).

8.

If Mr. Howe’s employment is terminated without cause or he resigns for good reason or his contract is not renewed by the Company, his employment agreement provides for prorated vesting of certain PSUs. For this calculation, the PSUs’ value was determined by multiplying the closing price of our common stock on March 31, 2020 ($32.92) by the total number of PSUs that Mr. Howe holds as of March 31, 2020. Note, however, that this amount may differ based on actual performance.

9.

The PSUs provide that on a change in control, the performance period will be truncated and the number of PSUs that are eligible to vest will be determined based on the degree of achievement of performance objectives applicable to such PSUs as of the change in control date. The number of PSUs that are eligible to vest will be treated as unvested RSUs, if appropriately assumed or substituted by an acquirer or successor entity (or an affiliate of such entity). In the event Mr. Howe remains employed with the acquirer through the end of the original performance period, the assumed RSUs (i.e. the converted PSUs) will become fully vested and will be settled within 30 days of the performance period end date. These RSUs (i.e. the converted PSUs) would also vest on Mr. Howe’s death, permanent and total disability or involuntary termination without cause or resignation by Mr. Howe for good reason. In general, the Company’s equity plans permit, but do not require, accelerated vesting of equity awards in the event of a change in control, as determined in the discretion of the Board, provided that the equity plans do require accelerated vesting of equity awards that are not assumed or substituted for by the successor corporation in the event of a change in control. The amount shown above assumes that no such acceleration will occur.

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10.

Please see Note 9. For this calculation, the PSUs’ value was determined by multiplying the closing price of our common stock on March 31, 2020 ($32.92) by the total number of PSUs that Mr. Howe holds as of March 31, 2020. Note, however, that this amount may differ based on actual performance and does not include any value in respect of the RSUs that would still be held.

11.

Six months after long-term disability payments commence all earned but unvested equity vests. Upon death, any earned but unvested equity immediately vests. At March 31, 2020, Mr. Howe did not hold any unvested stock options. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 31, 2020.

12.

Under his employment agreement, if his total payments or benefits constitute “parachute payments” under section 280G of the Internal Revenue Code that would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the payments or benefits will be reduced to the greater of: (i) the largest portion of the payment or benefit that would not result in him being subject to the excise tax; or (ii) the entire payment or benefit less all applicable taxes computed at the highest marginal rate.

13.

In the event of death or disability, in addition to the payment earned but unpaid base salary and amounts accrued and vested through the Company retirement plans, he would receive benefits under the Company’s life insurance plan or disability plan, as applicable.

Warren C. Jenson

The following table shows the potential payments under a hypothetical termination or a change in control of the Company as of March 31, 2020 for Warren C. Jenson, our President, CFO & Executive MD of International.

Type of Payment	Voluntary Termination or Retirement	Termination without Cause or Resignation for Good Reason other than a Change in Control		Termination for Cause	Non-Renewal by the Company		Change in Control with no Termination		Termination without Cause or Resignation for Good Reason following a Change in Control[1]		Death or Disability
Severance	-	$2,320,750	[2]	-	$1,160,375	[3]	-		$2,320,750	[2]	-
Cash Incentive Plan	-	$ 740,000	[4]	-	$ 740,000	[4]	-		$740,000	[4]	$740,000	[5]
SERP or Deferred Plan	-	-		-	-		-		-		-
Stock Options	-	-		-	-		-	[6]	-		-
Restricted Stock Units	-	-		-	-		-	[6]	$6,039,306	[7]	$6,039,306	[11]
Performance Stock Units	-	$1,609,590	[8]	-	$1,609,590	[8]	-	[9]	$1,609,590	[10]	$1,609,590	[12]
Total	-	$4,670,340		-	$3,509,965		-		$10,709,646	[13]	$8,388,896	[14]

1.

Under his employment agreement, in the event his employment is terminated by the Company without cause or he resigns for good reason following the public announcement of a Board-approved agreement to effect a change in control but prior to the consummation of the change in control, in addition to any amounts received for a without-cause or good-reason termination he would receive a supplemental payment equal to the value of what he would have received had he remained employed through the date of the change in control, payable upon the consummation of the change in control.

2.	Represents: 200% of i) base salary; and ii) average annual bonus for preceding two fiscal years.
3.	Represents: 100% of i) base salary; and ii) average annual bonus for preceding two fiscal years.
4.	Represents fiscal 2020 actual bonus.
5.	In the event of his death or disability, the terms of Mr. Jenson’s employment agreement specify he or his survivors will receive payment of any earned but unpaid bonus.
6.

In general, the Company’s equity plans permit, but do not require, accelerated vesting of equity awards in the event of a change of control, as determined in the discretion of the Board, provided that the equity plans do require accelerated vesting of equity awards that are not assumed or substituted for by the successor corporation in the event of a change in control. The amount shown above assumes that no such acceleration will occur.

7.

If his employment is terminated within 24-months following a change in control by us without cause or by Mr. Jenson for good reason, vesting of any unvested stock options or RSUs will be accelerated. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 31, 2020 ($32.92).

8.

If Mr. Jenson’s employment is terminated without cause or he resigns for good reason or his contract is not renewed by the Company, his employment agreement provides for prorated vesting of certain PSUs. For this calculation, the PSUs’ value was determined by multiplying the closing price of our common stock on March 31, 2020 ($32.92) by the total number of PSUs that Mr. Jenson holds as of March 31, 2020. Note, however, that this amount may differ based on actual performance.

9.

The PSUs provide that on a change in control, the performance period will be truncated and the number of PSUs that are eligible to vest will be determined based on the degree of achievement of performance objectives applicable to such PSUs as of the change in control date. The number of PSUs that are eligible to vest will be treated as unvested RSUs, if appropriately assumed or substituted by an acquirer or successor entity (or an affiliate of such entity). In the event Mr. Jenson remains employed with the acquirer through the end of the original performance period, the assumed RSUs (i.e. the converted PSUs) will become fully vested and will be settled within 30 days of the performance period end date. These RSUs (i.e. the converted PSUs) would also vest on Mr. Jenson’s death, permanent and total disability or involuntary termination without cause or resignation by Mr. Jenson for good reason. In general, the Company’s equity plans permit, but do not require, accelerated vesting of equity awards in the event of a change in control, as determined in the discretion of the Board, provided that the equity plans do require accelerated vesting of equity awards that are not assumed or substituted for by the successor corporation in the event of a change in control. The amount shown above assumes that no such acceleration will occur.

10.

Please see Note 9. For this calculation, the PSUs’ value was determined by multiplying the closing price of our common stock on March 31, 2020 ($32.92) by the total number of PSUs that Mr. Jenson holds as of March 31, 2020. Note, however, that this amount may differ based on actual performance and does not include any value in respect of the RSUs that would still be held.

11.

Six months after long-term disability payments commence all earned but unvested equity vests. Upon death, any earned but unvested equity immediately vests. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 31, 2020 ($32.92).

Potential Payments Upon Termination or Change in Control

12.

In the case of death or disability, a prorated portion of his performance units will vest, provided that at least one year of the performance period has elapsed, with payment based on actual performance at the end of the performance period. The amount shown is calculated the same as in Note 8. However, this amount would not be payable until completion of the performance period and would be decreased if the Company achieved less than 100% attainment of the objectives.

13.

Under his employment agreement, if his total payments or benefits constitute “parachute payments” under section 280G of the Code that would be subject to the excise tax imposed by Section 4999 of the Code, then the payments or benefits will be reduced to the greater of: (i) the largest portion of the payment or benefit that would not result in him being subject to the excise tax; or (ii) the entire payment or benefit less all applicable taxes computed at the highest marginal rate.

14.

In the event of death or disability, in addition to the payment of earned but unpaid base salary and amounts accrued and vested through the Company retirement plans, he would receive benefits under the Company’s life insurance plan or disability plan, as applicable.

James F. Arra

The following table shows the potential payments under a hypothetical termination or a change in control of the Company as of March 31, 2020 for James F. Arra, President & Chief Commercial Officer.

Type of Payment	Voluntary Termination or Retirement	Termination without Cause or Resignation for Good Reason other than a Change in Control		Termination for Cause	Change in Control with no Termination	Termination without Cause or Resignation for Good Reason following a Change in Control		Death or Disability
Severance	-	$ 882,487	[1]	-	-	$ 1,323,731	[2]	-
Cash Incentive Plan	-	$1,010,000	[3]	-	-	$ 1,010,000	[3]	-
SERP or Deferred Plan	-	-		-	-	-		-
Stock Options	-	-		-	-	-		-
Restricted Stock Units	-	-		-	-[4]	$ 4,409,436	[5]	$4,409,436	[6]
Performance Stock Units	-	$2,219,763	[7]	-	-[8]	$ 2,219,763	[9]	$2,219,763	[10]
Total	-	$4,112,250		-	-	$ 8,962,930	[11]	$6,629,199	[12]

1.	Represents: 100% of i) of base salary; and ii) average annual bonus for preceding two fiscal years.
2.	Represents: 150% of i) of base salary; and ii) average annual bonus for preceding two fiscal years.
3.	Represents fiscal year 2020 actual bonus.
4.

In general, the Company’s equity plans permit, but do not require, accelerated vesting of equity awards in the event of a change in control, as determined in the discretion of the Board, provided that the equity plans do require accelerated vesting of equity awards that are not assumed or substituted for by the successor corporation in the event of a change in control. The amount shown above assumes that no such acceleration will occur.

5.

Represents accelerated vesting of all of Mr. Arra’s unvested RSUs. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 31, 2020 ($32.92).

6.

Six months after long-term disability payments commence all earned but unvested RSUs vest. Upon death, any earned but unvested RSUs immediately vest. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 31, 2020 ($32.92).

7.

Represents accelerated vesting of any outstanding PSUs. For this calculation, the PSUs’ value was determined by multiplying the closing price of our common stock on March 31, 2020 ($32.92) by the total number of unvested PSUs that Mr. Arra holds as of March 31, 2020. Note, however, that this amount may differ based on actual performance.

8.

Upon consummation of a change of control, the applicable performance period will be truncated, and a number of PSUs will become eligible to vest based on the degree of achievement of performance objectives as of the change in control date. Such eligible PSUs will be treated as unvested RSUs, and if appropriately assumed or substituted by the acquirer will convert into RSUs (or other arrangements) to be settled in cash or shares by the acquirer. In the event he remains employed with the acquirer through the end of the performance period, the RSUs (i.e., the converted PSUs) will become fully vested and will be settled within 30 days of the performance period end date. They would also vest on death, permanent and total disability or involuntary termination without cause or resignation for good reason within 24 months following a change in control. In general, the Company’s equity plans permit but do not require, accelerated vesting of equity awards in the event of a change in control, as determined in the discretion of the Board, provided that the equity plans do require accelerated vesting of equity awards that are not assumed or substituted for by the successor corporation in the event of a change in control. The amount shown above assumes that no such acceleration will occur.

9.

The PSUs value was determined as described in notes 7 and 8. The amount shown above assumes 100% of PSUs convert to RSUs and value was determined by multiplying the closing price of our common stock on March 31, 2020 ($32.92) by the total number of unvested PSUs as of March 31st. Note, however, that this amount may differ based on actual performance and does not include any value in respect of the RSUs that would still be held.

10.

In the case of death or disability, a prorated portion of his performance units will vest, provided that at least one year of the performance period has elapsed, with payment based on actual performance at the end of the performance period. The amount shown is calculated the same as in Note 7. However, this amount would not be payable until completion of the performance period and would be decreased if the Company achieved less than 100% attainment of the objectives.

11.

If the total payment to Mr. Arra under the Severance Policy constitutes a “parachute payment” under section 280G of the Code that would be subject to the excise tax imposed by Section 4999 of the Code, then the payment will be reduced to the greater of: (i) the largest portion of the termination payment that would not result in a portion of the payment being subject to the excise tax; or (ii) the entire payment less all applicable taxes computed at the highest marginal rate.

12.

In the event of death or disability, in addition to the payment of earned but unpaid base salary and amounts accrued and vested through the Company retirement plans, he would receive benefits under the Company’s life insurance plan or disability plan, as applicable.

LiveRamp Holdings, Inc. Notice of 2020 Annual Meeting and Proxy Statement    57

Anneka R. Gupta

The following table shows the potential payments under a hypothetical termination or a change in control of the Company as of March 31, 2020 for Anneka R. Gupta, President & Head of Products & Platforms.

Type of Payment	Voluntary Termination or Retirement	Termination without Cause or Resignation for Good Reason other than a Change in Control		Termination for Cause	Change in Control with no Termination		Termination without Cause or Resignation for Good Reason following a Change in Control		Death or Disability
Severance	-	$721,168	[1]	-	-		$1,081,751	[2]	-
Cash Incentive Plan	-	$380,000	[3]	-	-		$380,000	[3]	-
SERP or Deferred Plan	-	-		-	-		-		-
Stock Options	-	-		-	-		-		-
Restricted Stock Units	-	-		-	-	[4]	$4,408,613	[5]	$4,408,613	[6]
Performance Stock Units	-	$2,219,763	[7]	-	-	[8]	$2,219,763	[9]	$2,219,763	[10]
Total	-	$3,320,931		-	-		$8,090,127	[11]	$6,628,376	[12]

1.	Represents: 100% of i) of base salary; and ii) average annual bonus for preceding two fiscal years.
2.	Represents: 150% of i) of base salary; and ii) average annual bonus for preceding two fiscal years.
3.	Represents fiscal year 2020 actual bonus.
4.

In general, the Company’s equity plans permit, but do not require, accelerated vesting of equity awards in the event of a change in control, as determined in the discretion of the Board, provided that the equity plans do require accelerated vesting of equity awards that are not assumed or substituted for by the successor corporation in the event of a change in control. The amount shown above assumes that no such acceleration will occur.

5.

Represents accelerated vesting of all of Ms. Gupta’s unvested RSUs. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 31, 2020 ($32.92).

6.

Six months after long-term disability payments commence all earned but unvested RSUs vest. Upon death, any earned but unvested RSUs immediately vest. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 31, 2020 ($32.92).

7.

Represents accelerated vesting of any outstanding PSUs. For this calculation, the PSUs’ value was determined by multiplying the closing price of our common stock on March 31, 2020 ($32.92) by the total number of unvested PSUs that Ms. Gupta holds as of March 31, 2020. Note, however, that this amount may differ based on actual performance.

8.

Upon consummation of a change of control, the applicable performance period will be truncated, and a number of PSUs will become eligible to vest based on the degree of achievement of performance objectives as of the change in control date. Such eligible PSUs will be treated as unvested RSUs, and if appropriately assumed or substituted by the acquirer will convert into RSUs (or other arrangements) to be settled in cash or shares by the acquirer. In the event she remains employed with the acquirer through the end of the performance period, the RSUs (i.e., the converted PSUs) will become fully vested and will be settled within 30 days of the performance period end date. They would also vest on death, permanent and total disability or involuntary termination without cause or resignation for good reason within 24 months following a change in control. In general, the Company’s equity plans permit but do not require, accelerated vesting of equity awards in the event of a change in control, as determined in the discretion of the Board, provided that the equity plans do require accelerated vesting of equity awards that are not assumed or substituted for by the successor corporation in the event of a change in control. The amount shown above assumes that no such acceleration will occur.

9.

The PSUs value was determined as described in notes 7 and 8. The amount shown above assumes 100% of PSUs convert to RSUs and value was determined by multiplying the closing price of our common stock on March 31, 2020 ($32.92) by the total number of unvested PSUs as of March 31st. Note, however, that this amount may differ based on actual performance and does not include any value in respect of the RSUs that would still be held.

10.

In the case of death or disability, a prorated portion of his performance units will vest, provided that at least one year of the performance period has elapsed, with payment based on actual performance at the end of the performance period. The amount shown is calculated the same as in Note 7. However, this amount would not be payable until completion of the performance period and would be decreased if the Company achieved less than 100% attainment of the objectives.

11.

If the total payment to Ms. Gupta under the Severance Policy constitutes a “parachute payment” under section 280G of the Code that would be subject to the excise tax imposed by Section 4999 of the Code, then the payment will be reduced to the greater of: (i) the largest portion of the termination payment that would not result in a portion of the payment being subject to the excise tax; or (ii) the entire payment less all applicable taxes computed at the highest marginal rate.

12.

In the event of death or disability, in addition to the payment of earned but unpaid base salary and amounts accrued and vested through the Company retirement plans, she would receive benefits under the Company’s life insurance plan or disability plan, as applicable.

Potential Payments Upon Termination or Change in Control

Jerry C. Jones

The following table shows the potential payments under a hypothetical termination or a change in control of the Company as of March 31, 2020 for Jerry C. Jones, EVP, Chief Ethics and Legal Officer.

Type of Payment	Voluntary Termination or Retirement	Termination without Cause or Resignation for Good Reason other than a Change in Control		Termination for Cause	Change in Control with no Termination		Termination without Cause or Resignation for Good Reason following a Change in Control		Death or Disability
Severance	-	$ 746,870	[1]	-	-		$1,120,305	[2]	-
Cash Incentive Plan	-	$ 375,000	[3]	-	-		$ 375,000	[3]	-
SERP or Deferred Plan	-	-		-	-		-		-
Stock Options	-	-		-	-	[4]	-		-
Restricted Stock Units	-	-		-	-	[4]	$2,776,374	[5]	$2,776,374	[6]
Performance Stock Units	-	$1,131,526	[7]	-	-	[8]	$1,131,526	[9]	$1,131,526	[10]
Total	-	$2,253,396		-	-		$5,403,205	[11]	$3,907,900	[12]

1.	Represents: 100% of i) of base salary; and ii) average annual bonus for preceding two fiscal years.
2.	Represents: 150% of i) of base salary; and ii) average annual bonus for preceding two fiscal years.
3.	Represents fiscal year 2020 actual bonus.
4.

In general, the Company’s equity plans permit, but do not require, accelerated vesting of equity awards in the event of a change in control, as determined in the discretion of the Board, provided that the equity plans do require accelerated vesting of equity awards that are not assumed or substituted for by the successor corporation in the event of a change in control. The amount shown above assumes that no such acceleration will occur.

5.

Represents accelerated vesting of all of Mr. Jones’s unvested RSUs. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 31, 2020 ($32.92 ).

6.

Six months after long-term disability payments commence all earned but unvested equity vests. Upon death, any earned but unvested RSUs immediately vest. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 31, 2020 ($32.92).

7.

Represents accelerated vesting of any outstanding PSUs. For this calculation, the PSUs’ value was determined by multiplying the closing price of our common stock on March 31, 2020 ($32.92) by the total number of unvested PSUs that Mr. Jones holds as of March 31, 2020. Note, however, that this amount may differ based on actual performance.

8.

Upon consummation of a change of control, the applicable performance period will be truncated, and a number of PSUs will become eligible to vest based on the degree of achievement of performance objectives as of the change in control date. Such eligible PSUs will be treated as unvested RSUs, and if appropriately assumed or substituted by the acquirer will convert into RSUs (or other arrangements) to be settled in cash or shares by the acquirer. In the event he remains employed with the acquirer through the end of the performance period, the RSUs (i.e., the converted PSUs) will become fully vested and will be settled within 30 days of the performance period end date. They would also vest on death, permanent and total disability or involuntary termination without cause or resignation for good reason within 24 months following a change in control. In general, the Company’s equity plans permit but do not require, accelerated vesting of equity awards in the event of a change in control, as determined in the discretion of the Board, provided that the equity plans do require accelerated vesting of equity awards that are not assumed or substituted for by the successor corporation in the event of a change in control. The amount shown above assumes that no such acceleration will occur.

9.

The PSUs value was determined as described in notes 7 and 8. The amount shown above assumes 100% of PSUs convert to RSUs and value was determined by multiplying the closing price of our common stock on March 31, 2020 ($32.92) by the total number of unvested PSUs as of March 31st. Note, however, that this amount may differ based on actual performance and does not include any value in respect of the RSUs that would still be held.

10.

In the case of death or disability, a prorated portion of his performance units will vest, provided that at least one year of the performance period has elapsed, with payment based on actual performance at the end of the performance period. The amount shown is calculated the same as in Note 7. However, this amount would not be payable until completion of the performance period and would be decreased if the Company achieved less than 100% attainment of the objectives.

11.

If the total payment to Mr. Jones under the Severance Policy constitutes a “parachute payment” under section 280G of the Code that would be subject to the excise tax imposed by Section 4999 of the Code, then the payment will be reduced to the greater of: (i) the largest portion of the termination payment that would not result in a portion of the payment being subject to the excise tax; or (ii) the entire payment less all applicable taxes computed at the highest marginal rate.

12.

In the event of death or disability, in addition to the payment of earned but unpaid base salary and amounts accrued and vested through the Company retirement plans, he would receive benefits under the Company’s life insurance plan or disability plan, as applicable.

LiveRamp Holdings, Inc. Notice of 2020 Annual Meeting and Proxy Statement    59

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of all our employees (other than our CEO) and the annual total compensation of our CEO:

For fiscal 2020:

•	the median of the annual total compensation of all employees of our company (other than our CEO) was $155,847;

•	the annual total compensation of our CEO was $10,638,325; and

•

the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was 68 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

We identified the employee with compensation at the median of the annual total compensation of all our employees using the following methodology.

1.

In determining our employee population, we considered the individuals, excluding our CEO, who were employed by us and our consolidated subsidiaries on March 31, 2020, whether employed on a full-time, part-time, seasonal or temporary basis (which consisted of approximately 1,106 individuals on that date). We did not include any contractors or other non-employee workers in our employee population.

2.

As permitted by SEC rules, to identify our median employee, we selected “base pay,” which we calculated as annual base pay using a reasonable estimate of the hours worked during fiscal 2020 for hourly employees and using annual salary levels for our remaining employees for the 12-month period from April 1, 2019 through March 31, 2020.

3.	For this analysis, we annualized base pay for any employees who commenced work during fiscal 2020 and converted our international associates base pay to U.S. dollars using a standard conversion rate.

4.

Using this approach, we identified the individual at the median of our employee population, who was based in the United States. We then calculated the annual total compensation for this individual using the same methodology we use to calculate the amount reported for our CEO in the “Total” column of the Summary Compensation Table as set forth herein, which was $155,847.

Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

Non-Employee Director Compensation

The Governance/Nominating Committee of the Board reviews and makes a recommendation to the full Board regarding the compensation to be paid to the non-employee directors each year. In the past fiscal year, the base annual retainer for each non-employee director, except for the Non-Executive Chairman of the Board, was $188,000, of which $128,000 was payable in Company common stock and $60,000 was payable in stock or cash at the election of each director. The base annual retainer for the Non-Executive Chairman of the Board during the past fiscal year was $300,000, of which $210,000 was payable in Company common stock and $90,000 was payable in stock or cash at the Chairman’s election. Mr. Gramaglia served as Non-Executive Chairman of the Board until his retirement in August 2019, at which time he was succeeded by Mr. Kokich. An additional $10,000 per committee was payable to each non-employee director for his or her service on the Audit/Finance, Compensation and Governance/Nominating Committees, payable in stock or cash at the election of each director. No additional compensation is paid for service on the Executive Committee. The chairs of the Audit/Finance, Compensation and Governance/Nominating Committees were paid an additional $25,000, $25,000, and $15,000, respectively, as compensation for their additional responsibilities as chairs, payable in stock or cash at each chair’s election.

Director fees are paid in arrears on a quarterly basis. The Company reimburses its outside directors for travel and other expenses directly incurred by them in connection with their service to the Company. The Company maintains a deferred compensation plan under which the directors may elect to defer receipt of their equity (but not cash) fees.

The following table shows the compensation awarded in fiscal year 2020 to the Company’s non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
John L. Battelle	75,000	128,000	203,000
Timothy R. Cadogan	60,000	150,500	210,500
Vivian Chow[1]	0	0	0
William T. Dillard II	0	198,000	198,000
Richard P. Fox	95,000	128,000	223,000
Jerry D. Gramaglia	50,000	105,000	155,000
William J. Henderson	100,000	128,000	228,000
Clark M. Kokich	75,000	186,500	261,500
Debora B. Tomlin	80,000	128,000	208,000

1.	Ms. Chow was appointed to the Board on February 11, 2020, but since board fees are paid quarterly in arrears, she did not receive any compensation in fiscal year 2020, which ended on March 31, 2020.

Board of Directors’ Stock Ownership Guidelines

The following guidelines have been adopted by the Board with respect to stock ownership:

To further align the interests of non-employee directors with the interests of the Company’s stockholders, each non-employee director is expected to acquire and retain shares of the Company’s common stock having a value equal to at least three times the total value of the non-employee director’s annual stock and cash retainer. Non-employee directors shall have five years from the date of election or appointment to attain such ownership levels. The Governance/Nominating Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances.

For purposes of these guidelines, a non-employee director’s stock ownership shall include all shares of the Company’s common stock owned outright by the director and by his or her immediate family members (spouse and dependent children) and any shares held in trust for the benefit of the director and/or his or her immediate family members, plus any stock held for the benefit of the director in a deferred compensation plan. The value of stock to be acquired by the Non-Executive Chairman of the Board need not be more than that of the other directors.

The value of a share shall be measured as the greater of the then current market price or the closing price of a share of the Company’s common stock on the director’s acquisition date. In the event the non-employee directors’ annual retainer increases, they have one year from the date of the increase to acquire any additional shares needed to meet these guidelines.

All current directors own stock in the Company, and each director who has served on the Board for five or more years has met or exceeded the ownership requirements.

LiveRamp Holdings, Inc. Notice of 2020 Annual Meeting and Proxy Statement    61

Related-Party Transactions

The Audit/Finance Committee of the Board has the responsibility of reviewing and approving any transaction required to be disclosed as a related-party transaction under SEC rules and regulations. As provided in that committee’s charter, no related-party transaction will be approved unless it is deemed by the committee to be commercially reasonable and in the best interests of, or not inconsistent with the best interests of, the Company. Since the beginning of the Company’s past fiscal year, there were no reportable related-party transactions, and none are currently anticipated.

Stockholder Proposals

It is currently anticipated that the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) will be held on August 10, 2021. Stockholders who intend to present proposals at the 2021 Annual Meeting and who wish to have those proposals included in LiveRamp’s proxy statement for the 2021 Annual Meeting must ensure that those proposals are received by the Company’s Corporate Secretary at 301 Main Street, 2nd Floor, Little Rock AR 72201 on or before February 26, 2021. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for the 2021 Annual Meeting.

In addition, under LiveRamp’s bylaws, stockholders who intend to submit a proposal regarding a director nomination or other matter of business at the 2021 Annual Meeting, and who do not intend to have such proposal included in the Company’s proxy statement and form of proxy relating to the 2021 Annual Meeting pursuant to SEC regulations, must ensure that notice of any such proposal (including certain additional information specified in LiveRamp’s bylaws) is received by the Company’s Corporate Secretary at the address specified above no earlier than May 13, 2021 and no later than June 12, 2021, to be considered timely. Such proposals, and the additional information specified by the bylaws, must be submitted within this time period in order to be considered at the 2021 Annual Meeting.

Expenses of Solicitation

LiveRamp will bear the expense of preparing and mailing the Proxy Statement and related materials. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward the solicitation materials to our stockholders, and we will provide reimbursement for reasonable out-of-pocket expenses incurred by these third parties. We have retained The Proxy Advisory Group, LLC, 18 East 41st Street, Suite 2000, New York, New York 10017, to assist in the solicitation of proxies and provide related informational support, for a services fee, plus customary disbursements, which are not expected to exceed $27,000 in total.

Householding of Proxy Materials

If you and other LiveRamp stockholders share a mailing address, you may have received a single copy of LiveRamp’s proxy materials. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless the Company has received contrary instructions from you or the other stockholders sharing your address that you did not want to participate in householding, you are deemed to have consented to it. Each stockholder will continue to receive a separate proxy card or voting instruction form.

If you would like to receive an extra copy of the annual report or this Proxy Statement, we will send a copy to you by mail upon request to the Corporate Secretary, 301 Main Street, 2nd Floor, Little Rock, AR 72201. Each document is also available in digital form for download or review under “Financial Information – Annual Reports & Proxies” in the “Investors” section of our website at www.LiveRamp.com or at www.proxyvote.com.

If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, you may be able to do so by contacting the Broadridge Householding Department by mail at 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-866-540-7095, and providing your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. If this option is not available to you, please contact your custodian bank or broker directly. The revocation of a consent to householding will be effective 30 days following its receipt. You may also have an opportunity to opt in or opt out of householding by following the instructions on your voting instruction form or by contacting your bank or broker.

Other Matters

The Board does not intend to present any items of business other than those listed in the Notice of Annual Meeting of Stockholders above. If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy. The materials referred to in this Proxy Statement under the captions “Compensation Committee Report” and “Audit/Finance Committee Report” shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

                                                                              By Order of the Board of Directors

                                                                              Catherine L. Hughes

                                                                              Corporate Governance Officer & Secretary

June 26, 2020

LiveRamp Holdings, Inc. Notice of 2020 Annual Meeting and Proxy Statement    63

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com

LIVERAMP HOLDINGS, INC. 225 BUSH STREET, 17TH FLOOR SAN FRANCISCO, CA 94104	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 p.m. Pacific Time the day before the cut-off date* or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/RAMP2020 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 8:59 p.m. Pacific Time the day before the cut-off date* or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

*  Voting instructions submitted by participants in the LiveRamp Holdings, Inc. Retirement Savings Plan must be received by Newport no later than 8:59 p.m. Pacific Time on August 6, 2020. Plan participants will not be permitted to vote during the Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D19035-P41599-Z77575	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

LIVERAMP HOLDINGS, INC.

The Board of Directors recommends a vote FOR Proposals
1, 2 and 3.

1.	Election of Directors

	Nominees:	For	Against	Abstain

	1a. Timothy R. Cadogan	☐	☐	☐

	1b. Vivian Chow	☐	☐	☐

	1c. Scott E. Howe	☐	☐	☐	For	Against	Abstain

2.	Advisory (non-binding) vote to approve the compensation of the Company’s named executive officers.				☐	☐	☐

3.	Ratification of KPMG LLP as the Company’s independent registered public accountant for Fiscal Year 2021.				☐	☐	☐

NOTE: In their discretion, the proxies are authorized to consider and vote upon such other business that may come before the meeting or any postponement or adjournment thereof.

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D19036-P41599-Z77575

Proxy	LIVERAMP HOLDINGS, INC.	Proxy
This proxy is solicited by the Board of Directors
For the Annual Meeting of Stockholders
to be held on August 11, 2020

The undersigned hereby appoints Catherine L. Hughes and Jerry C. Jones as proxies, or either of them, with the power to appoint their substitutes, and hereby authorizes them to represent and vote, as designated on the reverse side, all of the shares of common stock of LiveRamp Holdings, Inc. held of record by the undersigned on June 15, 2020, at the Annual Meeting of Stockholders to be held via the Internet at www.virtualshareholdermeeting.com/RAMP2020 at 11:30 a.m. Pacific Time on August 11, 2020, or any postponement or adjournment thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.

If the undersigned is a participant in the LiveRamp Holdings, Inc. Retirement Savings Plan (“the Plan”) with balances in the LiveRamp Stock Fund, the undersigned hereby instructs Newport Trust Company, as named fiduciary and investment manager for the LiveRamp Stock Fund under the Plan, to vote all shares of LiveRamp common stock credited to the Plan account of the undersigned at the Annual Meeting of Stockholders to be held on August 11, 2020, or any postponements or adjournments thereof. The shares credited to the Plan account of the undersigned will be voted in the manner directed herein. THIS VOTING INSTRUCTION CARD MUST BE PROPERLY COMPLETED, SIGNED, DATED AND RECEIVED NO LATER THAN 8:59 P.M. PACIFIC TIME ON AUGUST 6, 2020. IF YOUR VOTING INSTRUCTIONS ARE NOT TIMELY RECEIVED, NEWPORT TRUST COMPANY WILL VOTE THESE SHARES IN ITS OWN DISCRETION.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

SEE REVERSE SIDE